   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            GENERAL ELECTRIC COMPANY
             (Exact name of Registrant as specified in its charter)

           NEW YORK                           3724                          14-0689340
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2211
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                            ROBERT E. HEALING, ESQ.
                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2211
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           STEVEN R. SHOEMATE, ESQ.                          CRAIG L. GODSHALL, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                                 DECHERT
                200 PARK AVENUE                             4000 BELL ATLANTIC TOWER
            NEW YORK, NY 10166-0193                             1717 ARCH STREET
                (212) 351-4000                             PHILADELPHIA, PA 19103-2743
                                                                 (215) 994-4000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROSPECTUS.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED(1)            REGISTERED(2)          PER UNIT         OFFERING PRICE(3)   REGISTRATION FEE(4)
Common stock, $0.06 par value...............   10,656,327 shares           N/A            $411,760,463.13        $98,410.75

(1) This registration statement relates to securities of the registrant exchangeable for shares of common stock, par value $0.01 per share, of Interlogix, Inc., a Delaware corporation, (together with the associated rights to purchase common stock of Interlogix pursuant to the Rights Agreement dated as of November 27, 1996 between Interlogix and Wells Fargo Bank Minnesota, N.A., as amended on September 29, 1999, and on December 17, 2001, the "Interlogix common stock") in the exchange offer by registrant for all of the issued and outstanding shares of Interlogix common stock pursuant to the Agreement and Plan of Merger (the "merger agreement") dated as of December 17, 2001 among General Electric Company, Margaret
    Acquisition, Inc., and Interlogix, Inc.

(2) This amount is based on the product of (i) 19,569,072 (the number of shares of Interlogix common stock outstanding on November 30, 2001), plus 2,732,111 (the number of options to purchase such shares outstanding on November 30, 2001), plus 142,639 (the number of such shares reserved for issuance for future grants pursuant to Interlogix stock plans), multipled by (ii) an estimated exchange ratio of 0.4748.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended (the "Securities Act") based upon (i) $38.64, the average of the high and low prices per share of Interlogix common stock on December 26, 2001 as reported on the Nasdaq Composite Transaction Tape, multiplied by
    (ii) (a) 19,569,072 (the number of shares of Interlogix common stock outstanding on November 30, 2001), plus 2,732,111 (the number of options to purchase such shares outstanding on November 30, 2001), plus 142,639 (the number of such shares reserved for issuance for future grants pursuant to Interlogix stock plans), multiplied by (b) an estimated exchange ratio of 0.4748.

(4) GE previously paid a filing fee of $11,757,593.15 upon the filing of the registration statement on Form S-4 initially filed by GE on November 13, 2000 (Registration no. 333-49710) in connection with the planned merger of Honeywell International Inc. into a wholly owned subsidiary of GE. This transaction was not consummated and the shares registered under Registration no. 333-49710 were not issued. Pursuant to Rule 457(p) under the Securities Act, the full amount of the registration fee currently due for this Registration Statement has been offset against the total registration fee paid for the earlier registration statement. After such offset a balance of $11,659,182.40 remains from the fee paid for Registration No. 333-49710.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                            GENERAL ELECTRIC COMPANY
                               OFFER TO EXCHANGE
                             SHARES OF COMMON STOCK
                                       OF
                            GENERAL ELECTRIC COMPANY
                            HAVING A VALUE OF $19.43
                        AND CASH IN THE AMOUNT OF $19.43
                  (DETERMINED AS DESCRIBED IN THIS PROSPECTUS)
                                      FOR
                             EACH OUTSTANDING SHARE
                                OF COMMON STOCK
                      (INCLUDING THE ASSOCIATED RIGHTS TO
                             PURCHASE COMMON STOCK)
                                       OF
                                INTERLOGIX, INC.
        THE OFFER COMMENCED ON FRIDAY, DECEMBER 28, 2001. THE OFFER AND
                WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON MONDAY, JANUARY 28, 2002 UNLESS EXTENDED.

    On December 17, 2001, we entered into an Agreement and Plan of Merger with Interlogix. The Interlogix board of directors has approved the merger agreement, determined that this offer is fair to, and in the best interests of, Interlogix stockholders and recommended that Interlogix stockholders accept this offer and tender their shares pursuant to this offer to purchase and exchange.

    Through a wholly owned subsidiary, we are offering to exchange cash and shares of GE common stock having a combined value of $38.86 for each outstanding share of Interlogix common stock, including the associated rights to purchase common stock, that is validly tendered and not properly withdrawn. The cash to be paid for each share of Interlogix common stock will equal $19.43 and the shares of GE common stock to be exchanged will equal $19.43 divided by the average (rounded to the nearest 1/10,000) of the volume weighted sales prices per share of GE common stock on the New York Stock Exchange for the five consecutive trading days ending on the second trading day immediately preceding the first date on which Interlogix shares are accepted for payment in the offer.

    Our obligation to pay for and to exchange GE common stock for Interlogix common stock is subject to the conditions listed under "The Offer--Conditions of Our Offer." GE's common stock is listed and traded on the New York Stock Exchange under the symbol "GE" and Interlogix's common stock is quoted on the Nasdaq National Market under the symbol "ILXI."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS DECEMBER 28, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION........      1

WHERE YOU CAN FIND MORE INFORMATION.........................      5

SUMMARY.....................................................      7

GE SUMMARY SELECTED FINANCIAL DATA..........................     12

INTERLOGIX SUMMARY SELECTED FINANCIAL DATA..................     13

SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS.............     14

COMPARATIVE PER SHARE DATA..................................     15

COMPARATIVE MARKET PRICE INFORMATION........................     15

THE COMPANIES...............................................     16

    GENERAL ELECTRIC........................................     16
    MARGARET ACQUISITION, INC...............................     16
    INTERLOGIX..............................................     17

REASONS FOR THE OFFER.......................................     17

BACKGROUND OF THE OFFER.....................................     17

THE OFFER...................................................     23

    ILLUSTRATIVE TABLE OF EXCHANGE RATIOS AND VALUE OF
     OFFER/ MERGER CONSIDERATION............................     23
    TIMING OF OUR OFFER.....................................     24
    EXTENSION, TERMINATION AND AMENDMENT....................     24
    EXCHANGE OF INTERLOGIX SHARES; DELIVERY OF GE COMMON
     STOCK..................................................     25
    CASH INSTEAD OF FRACTIONAL SHARES OF GE COMMON STOCK....     26
    PROCEDURES FOR TENDERING................................     26
    WITHDRAWAL RIGHTS.......................................     27
    GUARANTEED DELIVERY.....................................     28
    MATERIAL FEDERAL INCOME TAX CONSEQUENCES................     29
    PURPOSE OF OUR OFFER; THE MERGER; APPRAISAL RIGHTS......     32
    CONDITIONS OF OUR OFFER.................................     36
    REGULATORY APPROVALS....................................     37
    CERTAIN BUSINESS COMBINATIONS...........................     38
    CERTAIN EFFECTS OF OUR OFFER............................     39
    RELATIONSHIPS WITH INTERLOGIX...........................     41
    ACCOUNTING TREATMENT....................................     42
    FEES AND EXPENSES.......................................     42
    STOCK EXCHANGE LISTING..................................     42

THE MERGER AGREEMENT........................................     43

    THE OFFER...............................................     43
    THE MERGER..............................................     44
    INTERLOGIX BOARD OF DIRECTORS...........................     46
    TREATMENT OF INTERLOGIX STOCK OPTIONS...................     46
    COVENANTS AND REPRESENTATIONS AND WARRANTIES............     46

                                                                PAGE
                                                              --------
    CONDITIONS OF THE MERGER................................     48
    TERMINATION OF THE MERGER AGREEMENT.....................     49
    TERMINATION FEES; EXPENSES..............................     50
    AMENDMENT; WAIVER.......................................     51

THE VOTING AGREEMENT........................................     52

THE CONFIDENTIALITY AGREEMENT...............................     52

INTERESTS OF CERTAIN PERSONS................................     53

COMPARATIVE STOCK PRICES AND DIVIDENDS......................     54

    GE DIVIDEND POLICY......................................     54
    GE STOCK REPURCHASE PROGRAM.............................     55

DESCRIPTION OF GE COMMON STOCK..............................     55

    TRANSFER AGENT AND REGISTRAR............................     55
    STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF
     INTERLOGIX COMMON STOCK................................     55

COMPARISON OF STOCKHOLDER RIGHTS............................     55

LEGAL MATTERS...............................................     59

EXPERTS.....................................................     59

FORWARD-LOOKING STATEMENTS..................................     59

MISCELLANEOUS...............................................     60

SCHEDULE I-- Directors and Executive Officers of General Electric Company and Margaret Acquisition, Inc.
SCHEDULE II--         Section 262 of the General Corporation Law of the State of
                      Delaware ("Appraisal Rights").

    THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GE AND INTERLOGIX FROM DOCUMENTS FILED WITH THE SEC THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 5.

    YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, MORROW & CO., INC., AT 445 PARK AVENUE, 5TH FLOOR, NEW YORK, NEW YORK 10022, COLLECT AT (212) 754-8000 OR TOLL-FREE AT (800) 607-0088.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q: WHAT ARE GE AND INTERLOGIX PROPOSING TO DO?

A: We have entered into a merger agreement with Interlogix pursuant to which we are offering, through Margaret Acquisition, Inc., our wholly owned subsidiary, to exchange cash and shares of GE common stock, determined as described below in response to the next question, for each outstanding share of Interlogix common stock and the associated common stock purchase right. After the offer is completed, and as part of this transaction, Interlogix will merge with and into Margaret Acquisition, Inc. As a result of the offer and the merger, Margaret Acquisition, Inc. will continue the business of Interlogix as a wholly owned subsidiary of GE.

Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY INTERLOGIX SHARES?

A: We are offering to exchange cash and shares of GE common stock having a combined value of $38.86 for each outstanding share of common stock of Interlogix that is validly tendered and not properly withdrawn. The cash to be exchanged for each share of Interlogix common stock will equal $19.43 and shares of GE common stock will equal (subject to treatment of fractional shares described below) $19.43 divided by the average (rounded to the nearest 1/10,000) of the volume weighted sales prices per share of GE common stock on the New York Stock Exchange for the five consecutive trading days ending on the second trading day immediately preceding the first date on which Interlogix shares are accepted for payment in the offer.

    You will not receive any fractional shares of GE common stock in the offer. Instead, you will receive additional cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive.

Q: HOW CAN I FIND OUT THE FINAL EXCHANGE RATIO?

A: At least two full business days before the offer expires, we will notify you by issuing a press release announcing the final exchange ratio. We intend to file the press release with the SEC on Form 425 on the day of first use.

Q: HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE MERGER?

A: We hope to complete the offer and the merger in the first quarter of 2002. We expect to complete the merger shortly after we complete the offer if we acquire 90% or more of the Interlogix shares in the offer. If less than 90% of the shares are tendered in the offer, then the merger will require Interlogix stockholder approval and we will complete the merger shortly after a special meeting of Interlogix stockholders to approve the merger. We must also obtain regulatory clearances prior to completion of the offer and the merger.

Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A: If you are the record owner of your Interlogix shares and you tender your Interlogix shares directly to the exchange agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply to you.

Q: DOES INTERLOGIX SUPPORT THE OFFER AND THE MERGER?

A: Yes. Interlogix's board of directors has recommended that Interlogix stockholders accept the offer and tender their shares pursuant to the offer. Interlogix's board of directors has also unanimously approved the merger agreement and the merger. Information about the recommendation of Interlogix's board of directors is more fully set forth in Interlogix's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Interlogix stockholders together with this prospectus.

Q: HAVE ANY INTERLOGIX STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

A: Yes. We have entered into a voting agreement dated December 17, 2001 whereby a stockholder of Interlogix, Berwind LLC, has agreed to tender its Interlogix common stock into the offer. Berwind LLC beneficially owns shares representing approximately 80% of the outstanding common stock of Interlogix as of December 27, 2001.

Q: HAS INTERLOGIX RECEIVED A FAIRNESS OPINION IN CONNECTION WITH THE OFFER AND
    THE MERGER?

A:  Yes. Interlogix has received an opinion from UBS Warburg LLC dated
    December 17, 2001 to the effect that, as of such date, the consideration to be received by Interlogix's stockholders in the offer and the merger is fair from a financial point of view to such stockholders. The full text of such opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as a schedule to and summarized in Interlogix's Schedule 14D-9, which is being mailed to the stockholders of Interlogix together with this prospectus.

Q: WHAT PERCENTAGE OF GE COMMON STOCK WILL INTERLOGIX STOCKHOLDERS OWN AFTER THE
    OFFER AND THE MERGER?

A: After completion of the merger, former Interlogix stockholders would own less than 0.1% of the outstanding shares of GE common stock, assuming that the average of the daily volume weighted sales prices per share of GE common stock during the pricing period prior to the expiration date is approximately $40.9235, which corresponds to an exchange ratio of approximately 0.4748 of a share of GE common stock for each share of Interlogix common stock.

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A:  The offer is subject to several conditions, including:

    - at least a majority of the outstanding Interlogix shares, on a fully diluted basis, having been validly tendered and not properly withdrawn;

    - waiting periods under applicable antitrust laws having expired or been terminated;

    - the registration statement of which this prospectus is a part having been declared effective by the SEC;

    - Interlogix's having performed its covenants in all material respects and not having breached any representation or warranty in a manner that would, individually or in the aggregate, have a material adverse effect on Interlogix and its subsidiaries taken as a whole or a material adverse effect on the parties' ability to consummate the transactions contemplated by the merger agreement; and

    - GE's common stock to be issued in the offer being approved for listing on the New York Stock Exchange.

    These conditions and other conditions to the offer are discussed in this prospectus under "The Offer--Conditions of Our Offer" beginning on page 36.

Q: HOW DO I PARTICIPATE IN THE OFFER?

A:  To tender your shares, you should do the following:

    - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to The Bank of New York, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

    - If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date.

    For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 23.

Q: WILL I BE TAXED ON THE GE COMMON STOCK THAT I RECEIVE?

A: While there can be no certainty, the transaction has been structured so that, in general, Interlogix stockholders will recognize any gain for U.S. federal income tax purposes as a result of the transaction only to the extent of the cash received for Interlogix shares, but otherwise will not recognize gain or loss, if:

    - the offer and the merger are completed under the current terms of the merger agreement, and

    - the merger is completed promptly after the offer.

    For more information on the tax consequences of the offer, please refer to "The Offer--Material Federal Income Tax Consequences" beginning on page 29. We encourage you to consult your tax advisor on the consequences to you of participation in the offer or the merger.

Q: THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING SUBJECT TO
    CHANGE AND THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE NOT YET EFFECTIVE; DOES THIS MEAN THAT THE OFFER HAS NOT YET COMMENCED?

A: No. Effectiveness of the registration statement is not necessary for the offer to commence. The SEC rules permit exchange offers to begin before the related registration statement has become effective and we are taking advantage of those rules with the goal of acquiring Interlogix as quickly as possible. We cannot, however, accept for exchange any shares tendered in the offer until our registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we mail this prospectus and the related letter of transmittal to Interlogix stockholders.

Q: IS GE'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN
    THE OFFER?

A: Yes. A portion of each share of Interlogix common stock accepted in the offer will be exchanged for shares of GE common stock, so you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering GE's financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q: WHERE CAN I FIND OUT MORE INFORMATION ABOUT GE AND INTERLOGIX?

A: You can find out information about GE and Interlogix from sources described under "Where You Can Find More Information" on page 5.

Q: WILL INTERLOGIX CONTINUE AS A PUBLIC COMPANY?

A: No. If the merger occurs, Interlogix will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining Interlogix stockholders and publicly held Interlogix shares that the Interlogix common stock is no longer eligible for quotation on the Nasdaq or other securities markets. As a result, there may not be a public trading market for the shares and Interlogix may cease making filings with the SEC or otherwise cease to be required to comply with SEC rules relating to publicly held companies.

Q: IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same number of GE shares and amount of cash per Interlogix share you would own if you had tendered your shares in the offer, without interest, unless you choose to demand appraisal. In connection with the merger, Interlogix stockholders have a right under state law to demand appraisal of their Interlogix shares.

Q: WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A:  You can contact our information agent, Morrow & Co., Inc., collect at
    (212) 754-8000 or toll-free at (800) 607-0088 for answers to your questions regarding the offer, and to find out the estimated number of GE shares to be received in the offer. Two business days prior to expiration of the offer, such number of GE shares will be based upon the daily volume weighted sales prices per share of GE common stock for five consecutive trading days. Once the final exchange ratio has been determined, you may contact our information agent to find out the exact number of GE shares to be received in the offer.

                      WHERE YOU CAN FIND MORE INFORMATION

    GE and Interlogix file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at
(800) SEC-0330 for further information on the operation of the Public Reference Room.

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

    The SEC also maintains a website that contains reports, proxy statements and other information, including those filed by GE and Interlogix, at "http://www.sec.gov".

    You may also obtain information about GE and Interlogix, including copies of their SEC reports, through their websites at "http://www.ge.com" and "http://www.interlogixinc.com".

    You can also inspect reports, proxy statements and other information about GE at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We filed a registration statement on Form S-4 to register with the SEC the GE common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

    Interlogix has filed with the SEC a Solicitation/Recommendation on
Schedule 14D-9 regarding the offer. You may obtain a copy of the Schedule 14D-9 (and any amendments to that document) from any of the sources described above.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed a part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that GE and Interlogix have previously filed with the SEC. These documents contain important information about GE and Interlogix and their financial condition.

GE FILINGS WITH THE SEC                     PERIOD
------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K................  Year ended December 31, 2000, as filed on March 23, 2001

Quarterly Report on Form 10-Q.............  Quarter ended March 31, 2001, as filed on April 19, 2001

Quarterly Report on Form 10-Q.............  Quarter ended June 30, 2001, as filed on July 23, 2001

Quarterly Report on Form 10-Q.............  Quarter ended September 30, 2001, as filed on November
                                            2, 2001

Current Report on Form 8-K................  Filed on October 2, 2001

INTERLOGIX FILINGS WITH THE SEC             PERIOD
------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K................  Year ended December 31, 2000, as filed on April 2, 2001

Quarterly Report on Form 10-Q.............  Quarter ended March 31, 2001, as filed on May 10, 2001

Quarterly Report on Form 10-Q.............  Quarter ended June 30, 2001, as filed on August 3, 2001

Quarterly Report on Form 10-Q.............  Quarter ended September 29, 2001, as filed on November
                                            9, 2001

Current Report on Form 8-K................  Filed on December 19, 2001

The description of Interlogix's common
  stock set forth in Interlogix's
  registration statement on Form 8-A filed
  pursuant to Section 12 of the Securities
  Exchange Act of 1934, including any
  amendment or report filed with the SEC
  for the purpose of updating this
  description.............................  Filed on December 6, 1996

    All documents filed by GE and Interlogix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

    DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, MORROW & CO., INC., AT 445 PARK AVENUE, 5TH FLOOR, NEW YORK, NEW YORK 10022, COLLECT AT (212) 754-8000 OR TOLL-FREE AT
(800) 607-0088. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

    We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

    This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document as well as other documents to which this document refers you to fully understand the offer before making a decision whether or not to tender your Interlogix shares. See "Where You Can Find More Information" on page 5.

THE OFFER (PAGE 23)

    We propose to acquire Interlogix. We are offering to exchange cash and shares of GE common stock having a combined value of $38.86, determined as described below, for each share of Interlogix common stock, including the associated rights to purchase common stock, validly tendered and not properly withdrawn. The cash to be paid for each share of Interlogix common stock will equal $19.43 and the shares of GE common stock to be exchanged will equal $19.43 divided by the average of the volume weighted sales prices per share of GE common stock on the New York Stock Exchange for the five consecutive trading days ending on the second trading day immediately preceding the first date on which Interlogix shares are accepted for payment in the offer.

    We intend, promptly after completion of the offer, for Interlogix to merge with and into Margaret Acquisition, Inc., our wholly owned subsidiary. Each share of Interlogix common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same amount of cash and shares of GE common stock as is paid in the offer, without interest.

INFORMATION ABOUT GE, MARGARET ACQUISITION, INC. AND INTERLOGIX (PAGE 16)

GENERAL ELECTRIC COMPANY
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    GE, a New York corporation, is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include: major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include: product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

    Following completion of the merger, Margaret Acquisition, Inc. will continue the business of Interlogix as part of GE Industrial Systems.

    Our home page on the Internet is http://www.ge.com. You can learn more about us by visiting that site.

MARGARET ACQUISITION, INC.
41 Woodford Avenue
Plainville, Connecticut 06062
(860) 747-7111

    Margaret Acquisition, Inc. is a Delaware corporation and a wholly owned subsidiary of GE. Margaret Acquisition, Inc. was organized on December 17, 2001 solely for the purpose of acquiring the Interlogix shares tendered in the offer and merging with Interlogix in the merger.

INTERLOGIX, INC.
114 West 7th Street, Suite 1300
Austin, Texas 78701
(512) 381-2760

    Interlogix, a Delaware corporation, designs, develops, manufactures and distributes a broad range of components, systems and services for security, life safety and lifestyle enhancements. These solutions are directed toward the requirements of both business and consumers on a global basis. Interlogix's products and services are provided through an array of channels, including direct sales, wholesale distribution, specialized distribution and system integrators. Interlogix has sales and technical support operations in 25 countries and manufacturing and logistics operations in the United States, Europe, South Africa, Australia and China. Interlogix is represented by the following brand names: Aritech-Registered Trademark-,
Caddx-Registered Trademark-, Casi-Rusco-Registered Trademark-,
ESL-Registered Trademark-, Fiber Options-Registered Trademark-,
GBC-Registered Trademark-, ITI-Registered Trademark-,
Kalatel-Registered Trademark-, Sentrol-Registered Trademark-,
Supra-Registered Trademark- and Tecom-TM-.

    Interlogix's offerings include the following systems:

    - security and life safety systems;

    - access control systems;

    - video surveillance systems; and

    - integrated systems, which link independent electronic systems to a central communication and control point.

    Interlogix's home page on the Internet is http://www.interlogixinc.com. You can learn more about Interlogix by visiting that site.

DIVIDEND POLICY OF GE (PAGE 54)

    The holders of GE common stock receive dividends if and when declared by the GE board of directors out of legally available funds. In 2000, we declared dividends on our common stock at a rate of approximately 44% of consolidated earnings, amounting to a cash dividend of $0.57 per common share. Following completion of the offer and the merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results and our board of directors' consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock in the future.

THE OFFER (PAGE 23)

    CONDITIONS OF THE OFFER

    Our obligation to pay cash and exchange shares of our common stock for Interlogix shares pursuant to the offer is subject to several conditions referred to above under "Questions and Answers about the Proposed Acquisition--What Are the Most Significant Conditions to the Offer?" and below under "The Offer--Conditions of Our Offer," including conditions that require that at least a majority of the outstanding shares of Interlogix common stock, on a fully diluted basis, be tendered and that all required regulatory approvals are received. Berwind LLC, which owns approximately 80% of the outstanding shares of Interlogix common stock, has agreed to tender its shares in the offer. See "The Voting Agreement."

    TIMING OF THE OFFER

    Our offer is currently scheduled to expire on January 28, 2002; however, we will extend our offer from time to time in accordance with the merger agreement as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. See "The Offer--Extension, Termination and Amendment."

    EXTENSION, TERMINATION AND AMENDMENT

    If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer at any time for the shortest time periods we reasonably believe are necessary; PROVIDED, that
(i) no single extension shall exceed 10 business days and (ii) we will not be required to extend the offer beyond June 15, 2002. If we extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Interlogix shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Interlogix shares.

    We reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, (i) to extend the offer for one or more periods of not more than 10 business days as required by any rule or regulation of the SEC applicable to the offer and (ii) if a majority but less than 90% of the outstanding Interlogix shares, on a fully diluted basis, shall have been validly tendered pursuant to the offer and not withdrawn as of the scheduled or extended expiration date, to extend the offer after the acceptance of the Interlogix shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence.

    Subject to the provisions of the merger agreement, we expressly reserve the right to increase the total value of the consideration to be paid per share in the offer. Without the prior written consent of Interlogix, we may not decrease the total value of the consideration to be paid per share in the offer, change the form of consideration to be paid, decrease the number of Interlogix shares sought in the offer, amend the conditions of the offer set forth in the merger agreement or impose conditions to the offer in addition to those set forth in the merger agreement.

    We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    EXCHANGE OF SHARES; DELIVERY OF GE COMMON STOCK

    On the terms and subject to the conditions of the offer, we will accept for payment and will pay for all Interlogix shares validly tendered and not properly withdrawn as soon as we are legally permitted to do so under applicable law and regulations.

    WITHDRAWAL RIGHTS

    Your tender of Interlogix shares pursuant to the offer is irrevocable except that Interlogix shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date and, unless we previously accepted and paid for them pursuant to the offer, may also be withdrawn at any time after February 26, 2002.

PROCEDURE FOR TENDERING SHARES

    For you to validly tender Interlogix shares pursuant to our offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, which is explained below, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Interlogix shares must be received by the exchange agent at such address, or those Interlogix shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth in "The Offer--Guaranteed Delivery."

APPROVAL OF THE MERGER (PAGE 32)

    If at the end of the offer we have received at least a majority but less than 90% of the outstanding Interlogix shares, we will effect a long-form merger as permitted under Delaware law which would require notice to and approval by Interlogix stockholders. If at the end of the offer, however, we have received 90% or more of the then-outstanding Interlogix shares, we will effect a short-form merger as permitted under Delaware law, which would not require approval by any other stockholders of Interlogix.

APPRAISAL RIGHTS (PAGE 32)

    Holders of Interlogix common stock will not be entitled to appraisal rights in connection with the offer. They may, however, be entitled to such rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware. The requirements and procedures for exercising appraisal rights are described in detail in the section of this prospectus captioned "Purpose of Our Offer; the Merger; Appraisal Rights" beginning on page 32. A copy of the appraisal rights provisions of the Delaware statute is attached as
Schedule II to this prospectus.

    Holders of GE common stock are not entitled to appraisal rights in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 29)

    While there can be no certainty, the transaction is structured so that the offer and the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, if:

    - the offer and the merger are completed under the current terms of the merger agreement, and

    - the merger is completed promptly after the offer.

    Assuming that the offer and the merger qualify as a tax-free reorganization, an Interlogix stockholder will recognize any gain for U.S. federal income tax purposes only to the extent of the cash received for Interlogix shares, but otherwise will not recognize gain or loss. The above described tax treatment of the offer and the merger to Interlogix stockholders depends on, among other things, some facts that will not be known before the completion of the merger.

    See "The Offer--Material Federal Income Tax Consequences" beginning on page 29. That discussion includes a summary of the tax consequences of participation in the offer and the merger in the event they do not qualify as a tax-free reorganization. Interlogix stockholders are urged to consult their tax advisors on the consequences of participation in the offer or the merger.

GE WILL ACCOUNT FOR THE OFFER AND THE MERGER USING THE PURCHASE METHOD OF
  ACCOUNTING (PAGE 41)

    GE will account for the offer and the merger as a purchase for financial reporting purposes. The acquisition of Interlogix is not significant to GE and, accordingly, GE is not required to include pro forma financial information in this prospectus.

                       GE SUMMARY SELECTED FINANCIAL DATA

    The following selected financial data for each of the five years in the period ended December 31, 2000 have been derived from GE's consolidated financial statements, which have been audited by KPMG LLP, independent public accountants. The financial data as of September 30, 2001 and 2000, and for each of the nine-month periods then ended, have been derived from GE's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of GE for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of GE, including the notes thereto, incorporated herein by reference.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                    FOR THE YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           2001        2000        2000        1999        1998        1997        1996
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                             (UNAUDITED)
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues..............................  $   91,938  $   94,872  $  129,853  $  111,630  $  100,469  $   90,840  $   79,179
Net earnings..........................       9,751       9,150      12,735      10,717       9,296       8,203       7,280
Dividends declared....................       4,770       4,059       5,647       4,786       4,081       3,535       3,138
Return earned on average share owners'
  equity..............................        18.8%       20.3%       27.5%       26.8%       25.7%       25.0%       24.0%

EARNINGS PER SHARE OF COMMON STOCK(1)
Basic.................................  $     0.98  $     0.93  $     1.29  $     1.09  $     0.95  $     0.83  $     0.73
Diluted...............................        0.97        0.91        1.27        1.07        0.93        0.82        0.72
Dividends Declared(1).................        0.48        0.41        0.57        0.48 2/3       0.41 2/3       0.36       0.31 2/3

BALANCE SHEET DATA (AS OF END OF THE
  PERIOD):
Total assets..........................     460,097     431,141     437,006     405,200     355,935     304,012     272,402
Long-term borrowings..................      81,035      75,813      82,132      71,427      59,663      46,603      49,246
Shares outstanding average
  (in thousands)(1)...................   9,933,431   9,887,944   9,897,110   9,883,478   9,806,995   9,824,075   9,922,182

------------------------------

(1) Reflects the three-for-one stock split effective on April 27, 2000 and the two-for-one stock split effective April 28, 1997.

                   INTERLOGIX SUMMARY SELECTED FINANCIAL DATA

    The following selected financial data has been derived from Interlogix's consolidated financial statements, which have been audited by Arthur
Andersen LLP, independent public accountants. Data for the year ended
December 31, 2000, represents that of Interlogix (formerly known as ITI Technologies, Inc.), the surviving entity and accounting acquirer in a reverse merger which occurred on May 2, 2000. Data for the four years presented prior to the merger date is that of SLC Technologies, Inc., the predecessor entity. The financial data as of September 29, 2001 and September 30, 2000, and for each of the nine-month periods then ended, have been derived from Interlogix's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Interlogix for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Interlogix, including the notes thereto, incorporated herein by reference.

                                   FOR THE NINE          FOR THE NINE
                                   MONTHS ENDED          MONTHS ENDED
                                SEPTEMBER 29, 2001    SEPTEMBER 30, 2000
                                -------------------   -------------------
                                               (UNAUDITED)
                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS DATA:
Net sales....................             463.4                 377.9
Gross profit.................             197.6                 157.1
Operating income (loss),
  before management fees.....              40.9                 (20.9)
Net income (loss)............              14.6                 (37.1)

EARNINGS PER SHARE:
Basic........................       $      0.75           $     (2.12)
Diluted......................       $      0.74           $     (2.12)
Cash dividend per diluted
  share......................       $        --           $        --
Basic........................        19,487,261            17,525,864
Diluted......................        19,840,892            17,525,864

BALANCE SHEET DATA:
Working capital..............             124.6                 133.6
Total assets.................             628.8                 626.3
Total debt, including related
  party debt and capital
  leases.....................             215.4                 256.4
Stockholders' equity.........             262.1                 234.9

                                                 FOR THE YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                  2000          1999          1998          1997          1996
                               -----------   -----------   -----------   -----------   -----------
                                                            (AUDITED)
                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS DATA:
Net sales....................        539.5         427.8         375.6         326.0         275.7
Gross profit.................        226.8         187.0         169.4         141.4         113.8
Operating income (loss),
  before management fees.....          2.0          53.4          49.8          36.7          28.0
Net income (loss)............        (28.5)         25.7          20.7          10.1           7.5
EARNINGS PER SHARE:
Basic........................  $     (1.58)  $      1.70   $      1.36   $      0.67   $      0.49
Diluted......................  $     (1.58)  $      1.69   $      1.36   $      0.67   $      0.49
Cash dividend per diluted
  share......................  $        --   $        --   $      0.23   $        --   $        --
Basic........................   18,008,204    15,170,640    15,170,640    15,170,640    15,170,640
Diluted......................   18,008,204    15,261,664    15,200,981    15,170,640    15,170,640
BALANCE SHEET DATA:
Working capital..............        125.1          70.7          54.8          58.5          50.0
Total assets.................        633.0         317.9         273.6         270.5         248.3
Total debt, including related
  party debt and capital
  leases.....................        227.3          71.3          53.1          79.8         133.1
Stockholders' equity.........        247.0         166.9         147.5         127.6          63.5

                SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

    Sometimes financial results reported in accordance with generally accepted accounting principles, or "GAAP", include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of GE and Interlogix, are described briefly below. The following discussion should be read together with the "Summary Selected Financial Data" of GE and Interlogix included on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Interlogix contained in the annual reports and other information that Interlogix has filed with the SEC, and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GE contained in the annual reports and other information that GE has filed with the SEC. See "Where You Can Find More Information" on page 5.

    In considering the Selected Historical Financial Data of GE, you should be aware that:

    - the consolidated financial statements represent the combined results of all companies that GE directly or indirectly controls; and

    - the consolidated financial statements have been restated to reflect a two-for-one stock split, which took effect on April 28, 1997, and a three-for-one stock split, which took effect on April 27, 2000.

    In considering the Selected Historical Financial Data of Interlogix, you should be aware that:

    - the consolidated financial statements represent the combined results of Interlogix and its subsidiaries; and

    - Stockholders' equity has been retroactively restated to give effect to the recapitalization that occurred as a result of a reverse merger on May 2, 2000.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth selected historical per share data for GE and historical and equivalent per share data for Interlogix.

    We have based the equivalent per share data for Interlogix on the GE per share data, multiplied by 0.4748. This represents the number of GE shares to be issued per Interlogix share based, for purposes of comparison, on the average of the daily volume weighted sales prices per GE share on the New York Stock Exchange ("NYSE") for the five consecutive trading days ending on December 26, 2001. The average GE price for this period was approximately $40.9235. The equivalent per share data for Interlogix does not give effect to the $19.43 cash to be paid per share.

    Stockholders should read the information set forth below in conjunction with the historical consolidated financial data of GE and Interlogix incorporated by reference herein.

    The offer and the merger is not a "significant business combination" for GE under the SEC's rules and regulations, therefore no pro forma financial information has been included in this prospectus.

                                                              NINE MONTHS ENDED    FISCAL YEAR ENDED
                                                             SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                                             -------------------   ------------------
INTERLOGIX HISTORICAL:
Earnings per share, diluted................................          $ 0.74              $(1.58)
Dividends per share, net...................................              --                  --
Book Value per share.......................................           13.21               13.72

GE HISTORICAL
Earnings per share, diluted................................          $ 0.97              $ 1.27
Dividends per share........................................            0.48                0.57
Book value per share.......................................            5.40                5.08

HYPOTHETICAL INTERLOGIX EQUIVALENT
Earnings per share, diluted................................          $ 0.46              $ 0.60
Dividends per share, net...................................            0.23                0.27
Book value per share.......................................            2.56                2.41

                      COMPARATIVE MARKET PRICE INFORMATION

    The following table sets forth the historical closing prices per GE share on the NYSE and Interlogix common share on the Nasdaq National Market ("Nasdaq") on December 17, 2001, the last trading day prior to the public announcement of the proposed transaction, and on December 26, 2001, the most recent date for which prices were available prior to printing and the filing of this document, respectively, and the equivalent closing price per Interlogix share, based on an exchange ratio of 0.4748 of a GE share per Interlogix share, plus cash in an amount of $19.43 per share.

                                                                     INTERLOGIX    INTERLOGIX
                                                     GE HISTORICAL   HISTORICAL    EQUIVALENT
                                                     -------------   -----------   -----------
December 17, 2001                                     $    38.30     $    28.71    $    37.61
December 26, 2001                                          40.55          38.55         38.68

    Additional market price information is contained on page 54 under the caption "Comparative Stock Prices and Dividends."

                                 THE COMPANIES

GENERAL ELECTRIC

    GE is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include: major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include: product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, GE Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

    Following the merger, Margaret Acquisition, Inc. will continue the business of Interlogix as part of GE Industrial Systems. GE Industrial Systems is a leading supplier of products used to distribute, protect, operate and control electrical power and equipment, as well as services for commercial and industrial applications. Major products and services include circuit breakers, switches, transformers, switchboards, switchgear, meters, relays, adjustable-speed drives, control and process automation systems, a full range of AC and DC electric motors and comprehensive technical engineering and power management solutions.

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of GE and Margaret Acquisition, Inc. and certain other information are set forth in Schedule I hereto. Except as described in this Prospectus and in Schedule I hereto, none of GE, Margaret Acquisition, Inc. or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    GE is headquartered at 3135 Easton Turnpike, Fairfield, Connecticut 06431-0001, (203) 373-2211.

MARGARET ACQUISITION, INC.

    Margaret Acquisition, Inc. is a Delaware corporation and a wholly-owned subsidiary of GE. Margaret Acquisition, Inc. was organized on December 17, 2001 solely for the purposes of acquiring the Interlogix shares tendered in the offer and merging with Interlogix in the merger. It has not carried on any activities other than in connection with the merger agreement.

    Margaret Acquisition, Inc. is headquartered at 41 Woodford Avenue, Plainville, Connecticut 06062, (860) 747-7111.

INTERLOGIX

    Interlogix, Inc., a Delaware corporation formerly known as ITI Technologies, Inc., was incorporated in 1992. ITI Technologies was formed to acquire Interactive Technologies, Inc., which began operations in 1980. On May 2, 2000, pursuant to the terms of an Agreement and Plan of Merger and Reorganization, SLC Technologies, Inc., a wholly-owned subsidiary of Berwind LLC, formerly known as Berwind Group Partners, a private company, merged with and into ITI Technologies, with ITI Technologies as the surviving entity. Concurrently with the completion of the merger, ITI Technologies changed its name to Interlogix, Inc.

    Interlogix designs, develops, manufactures and distributes a broad range of components, systems and services for security, life safety and lifestyle enhancements. These solutions are directed toward the requirements of both business and consumers on a global basis. Interlogix's products and services are provided through an array of channels, including direct sales, and wholesale distribution, specialized distribution and system integrators. Interlogix has sales and technical support operations in 25 countries and manufacturing and logistics operations in the United States, Europe, South Africa, Australia and China. Interlogix is represented by the following brand names:
Aritech-Registered Trademark-, Caddx-Registered Trademark-, Casi-Rusco-Registered Trademark-, ESL-Registered Trademark-, Fiber Options-Registered Trademark-, GBC-Registered Trademark-,
ITI-Registered Trademark-, Kalatel-Registered Trademark-,
Sentrol-Registered Trademark-, Supra-Registered Trademark- and Tecom-TM-.

    Interlogix's offerings include the following systems:

    - security and life safety systems;

    - access control systems;

    - video surveillance systems; and

    - integrated systems, which link independent electronic systems to a central communication and control point.

    Interlogix manages its business through three geographic segments: North America, Europe and Africa, and Rest of World. Interlogix has three business groups that operate within each geographic segment: the Security and Lifesafety Group, Enterprise Technologies, and Key Management. The Security and Lifesafety Group accounted for approximately 63% of consolidated revenue for the nine months ended September 29, 2001, while Enterprise Technologies and Key Management represented approximately 24% and 13%, respectively, of consolidated revenue for the same period. Interlogix is headquartered at 114 West 7th Street, Suite 1300, Austin, Texas 78701, (512) 381-2760.

                             REASONS FOR THE OFFER

    At a meeting held on December 17, 2001, the Interlogix board, by a unanimous vote of the directors present, approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and determined that the transactions contemplated by the merger agreement, including the offer and the merger, were fair to and in the best interests of Interlogix and its stockholders. The Interlogix board has unanimously recommended that Interlogix's stockholders accept the offer and tender their shares pursuant to the offer.

    Information about the recommendation of Interlogix's board of directors is more fully set forth in Interlogix's Solicitation/Recommendation Statement on
Schedule 14D-9, which is being mailed to Interlogix stockholders together with this prospectus.

                            BACKGROUND OF THE OFFER

    In March 2001, Kenneth L. Boyda, the President and Chief Executive Officer of Interlogix, began discussions with representatives of Berwind LLC regarding some of the strategic issues facing Interlogix. As a result of those discussions, Mr. Boyda, Michael S. Lafair, the Vice President and

General Counsel of Interlogix, and an executive from a major division of Interlogix, attended a meeting on April 9, 2001 with representatives of Berwind LLC, including two individuals, Lawrence C. Karlson and James L. Hamling, who are also directors of Interlogix. At the meeting, Mr. Boyda presented his views on the industry dynamics facing Interlogix, discussing in particular the increasing consolidation in the industry led by multinational corporations many times the size, and with much greater resources, than Interlogix. The participants discussed some of the options available to maximize shareholder value and the risks associated with those alternatives. Mr. Boyda discussed his view that Interlogix could not stand still; Interlogix needed to grow by acquisition to be competitive as the industry consolidated further or it needed to partner with another company. He also stated that growth by acquisition would likely require Interlogix to issue stock. Representatives of Berwind LLC expressed concern over some of the alternatives, such as growth by acquisition, citing integration risks in acquisitions and Berwind's desire not to be diluted to a minority stockholder position.

    On May 22, 2001 Mr. Boyda and John R. Logan, the Senior Vice President and Chief Financial Officer of Interlogix, held another meeting regarding Interlogix's strategic alternatives with representatives of Berwind LLC.
Mr. Karlson and Mr. Hamling also attended this meeting. On the next day, Messrs. Boyda, Karlson and Hamling reviewed these discussions with the board of directors of Interlogix at a regularly scheduled meeting of the board. After discussion with the board, Mr. Boyda began discussions with UBS Warburg regarding the engagement of UBS Warburg LLC as financial advisor to review strategic alternatives for the board.

    At a meeting of Interlogix's board of directors of Interlogix on July 25, 2001, Mr. Boyda led a discussion on some of the strategic issues facing Interlogix. UBS Warburg also presented its analysis of the strategic alternatives facing Interlogix. During this discussion, the board discussed the merits and risks of a standalone strategy, of growth through acquisition and of a sale of Interlogix or a sale of a significant division of Interlogix. As a result of the discussion, Mr. Boyda and Mr. Karlson were authorized to negotiate an engagement letter with UBS Warburg to explore strategic alternatives for Interlogix. Upon execution of the engagement letter, UBS Warburg was authorized to solicit interest in a strategic combination with a number of parties identified by it and management as likely candidates. On August 8, 2001, Interlogix executed an engagement letter with UBS Warburg.

    In August, Mr. Boyda discussed a strategic combination with a potential partner and arranged for a meeting with this potential partner, senior executives of Interlogix and UBS Warburg. In mid-September, UBS Warburg began contacting a limited number of companies to assess their interest in a strategic combination with Interlogix. In all, UBS Warburg approached eleven companies to assess their interest in a strategic combination. Of these, nine signed confidentiality agreements and received a confidential executive summary prepared by Interlogix. UBS Warburg then invited each of these nine companies to submit an indication of interest for a combination with Interlogix.

    On October 23, 2001, UBS Warburg reviewed with the board of directors of Interlogix the two indications of interest it had received by that date, including the indication of interest it had received from GE. The other interested party (the "alternative bidder") was an industrial company with complementary operations, but with an equity market capitalization of less than $10 billion. UBS Warburg analyzed both indications of interest and reviewed with the board information on each of the companies. UBS Warburg also believed it would be receiving a third indication of interest from another interested company within the next few days. In the course of the board discussion, UBS Warburg noted that the indication of interest from the alternative bidder contemplated that Interlogix stockholders would receive all stock in the alternative bidder as consideration in the combination. Given the market capitalization of the alternative bidder, Berwind LLC would be a significant stockholder of the alternative bidder and could likely face significant costs, risks and delays if it tried to monetize its stake in the alternative bidder. Board members associated with Berwind LLC stated that they believed that Berwind LLC would discount the nominal value of an offer where there would be high costs or a long time frame to monetize the consideration. They noted that liquidity would be an important factor in Berwind LLC's evaluation of any proposal. As a result of the meeting, the board authorized Interlogix and UBS Warburg to proceed to a second phase with the two participants who had submitted indications of interest. During this phase, the participants would receive management presentations, access to a data room, facility visits and further access to management for due diligence. In late October, UBS Warburg received the anticipated third indication of interest. The board members were informed of this indication, and UBS Warburg and Interlogix also permitted this third participant to participate in the second phase of the process.

    During the next month, senior management and UBS Warburg met with the three participants. Each of the participants received formal management presentations, had repeated access to data rooms with confidential information regarding Interlogix and had access to senior management to answer questions regarding Interlogix. During the course of this process, UBS Warburg informed all the participants that final proposals would be required by December 6, 2001.

    In late October and November, two other companies independently approached UBS Warburg expressing an interest in joining the process. At a board meeting on November 27, 2001, the Interlogix board approved inviting one of these companies to join the process. However, because this fourth company was a direct competitor of Interlogix in several important product lines, the board authorized, on the recommendation of management, that this new participant be given only limited access to management and diligence materials, and required that its proposal be submitted by December 6, along with the other participants. Upon execution of a confidentiality agreement, this fourth participant was permitted to join the process on these terms.

    In November, representatives of Berwind LLC repeated its concerns to UBS Warburg regarding the fact that the alternative bidder's indication of interest had proposed an all-stock transaction. If Interlogix proceeded with that transaction, Berwind would be a significant holder of the stock of the alternative bidder and would want to monetize any securities received promptly. The representatives of Berwind LLC requested that Interlogix communicate to the alternative bidder Berwind LLC's concerns. The board authorized UBS Warburg, along with a representative of Berwind LLC, to communicate to the alternative bidder Berwind LLC's concerns and desire to monetize promptly any securities received in a transaction. This communication was made on December 3, 2001.

    On December 6, GE and the alternative bidder each submitted a proposal. Each bidder's respective proposal included a markup of a proposed form of merger agreement prepared by Dechert and a markup of a proposed voting agreement to be executed by Berwind LLC. The other two participants declined to submit proposals.

    The GE proposal contemplated a stated equity value of $33.21 per share, based on the assumptions set forth in the proposal, payable 50% in cash and 50% in stock (with the value of the stock calculated using a floating exchange ratio, consistent with Interlogix's proposed form of agreement). The GE proposal also contained a number of significant contractual issues effecting the timing of an agreement and the certainty of closing. Further, the GE proposal contemplated that Berwind LLC would grant GE an option to purchase up to half of its stock in Interlogix and that Berwind LLC would be effectively prohibited from supporting any other transaction for nine months if the merger agreement were terminated.

    The proposal from the alternative bidder had a stated value per share of $38.98, based on the assumptions set forth in the proposal, payable entirely in stock of the alternative bidder. The alternative bidder proposed a fixed exchange ratio, with Interlogix having the right to terminate the merger agreement if the value of the stock declined by 15% or more. This proposal contemplated that the alternative bidder would have a two week period to finish its due diligence; during this period Interlogix would be prohibited from negotiating with any other party or soliciting any other bids.

    On December 7, after reviewing the proposals, representatives of Berwind LLC contacted Dechert and UBS Warburg and stated that the proposal from the alternative bidder did not directly address Berwind LLC's ability to monetize the stock it received from the alternative bidder. On the afternoon of December 7, 2001, UBS Warburg discussed this issue with the alternative bidder. On the evening of December 9, the alternative bidder left a message with UBS Warburg communicating that it would be willing to allow Berwind LLC to sell its shares in an underwritten offering immediately upon the close of a transaction.

    On the morning of December 10, 2001, the Interlogix board held a telephonic board meeting to review the proposals. Attending the board meeting were Company counsel and representatives of UBS Warburg. During the course of the call, UBS Warburg reviewed the economic terms of the two proposals and Dechert reviewed the legal terms. UBS Warburg and Dechert updated the board on the additional communications with the alternative bidder regarding the desire for liquidity. At the meeting, board members associated with Berwind LLC indicated that Berwind needed further time to study the two offers and would be in a position to report its views by the end of the day. The board appointed an Advisory Committee to direct the efforts of Interlogix's representatives in conducting negotiations with the two bidders. The members of the Committee were Mr. Karlson, the Chairman of the Committee, Thomas L. Auth, Chairman of the Board of Interlogix and Donald L. Seeley, Chairman of the Board's Audit Committee. Mr. Karlson is a consultant to a number of entities affiliated with Berwind LLC.

    Late that afternoon, the Advisory Committee held a meeting with Mr. Lafair and Company's outside counsel to discuss the terms of the two proposals. At the request of Mr. Karlson, the Committee invited J.P. Morgan Securities, Inc. ("JPMorgan"), financial advisor to Berwind, and other representatives of Berwind LLC to the meeting. JPMorgan indicated that, given the cost to monetize the stock of the alternative bidder and the relative volatility of the stock of the alternative bidder, the offers were essentially equivalent on a risk-adjusted basis. Representatives of UBS Warburg then joined the call. After further review of the two bids and the views of Berwind LLC on the two bids, the Advisory Committee directed UBS Warburg to inform GE that it needed to increase its value. Second, UBS Warburg was directed to inform the alternative bidder that it needed to increase the price of its offer, in cash, and needed to reduce the risk to Interlogix's stockholders of the volatility in the alternative bidder's stock.

    In the afternoon of December 11, the Advisory Committee held another meeting to receive an update from UBS Warburg. UBS Warburg reported that the alternative bidder would be responding to the Committee's request on the morning of Wednesday, December 12. UBS Warburg also reported that GE had not agreed to increase its offer at that time.

    The alternative bidder submitted a revised proposal in writing on Wednesday, December 12. In the revised proposal, the alternative bidder increased its purchase price by $75 million, in cash, and modified its proposal generally in the manner requested to reduce the risks associated with a decline in the price of its stock, but had also limited the ability for Interlogix's stockholders to benefit from an increase in the value of its stock.

    UBS Warburg reported this to the Advisory Committee on a conference call that afternoon. During the course of the call, representatives of Berwind LLC noted that they would need some time to study the revised offer by the alternative bidder. In a second Advisory Committee conference call later that afternoon, representatives of Berwind stated that given the increase in price and the adjustments that the alternative bidder had made to lessen the volatility risk, Berwind LLC thought that GE would have to increase its bid by a significant amount to make its bid preferable to the revised proposal submitted by the alternative bidder. Company counsel then reviewed the major legal items in the terms of the merger agreement and voting agreement submitted by each of the bidders. At the conclusion of the review, the Advisory Committee determined to advise GE that it had to raise its bid by a significant amount and make a series of changes to its contract markups.

    Following the Advisory Committee call, UBS Warburg contacted GE and gave GE the information as directed by the Advisory Committee. On the morning of December 13, UBS Warburg, Company counsel and representatives of Berwind had a series of conference calls with representatives of GE to discuss the major contract points that had been raised with GE.

    The Advisory Committee had a telephonic meeting in the early afternoon of December 13 to receive an update on the day's discussions with GE. UBS Warburg reported that GE had increased its offer by $120 million but had requested exclusivity through December 17. In response to this, the Advisory Committee instructed Company counsel to continue working with GE to see if they could resolve the major issues on the merger agreement and voting agreement and report to the Advisory Committee later that day. Company counsel also reviewed with the Advisory Committee the major contract items open with the alternative bidder, and the Advisory Committee requested that a list of issues be prepared and communicated to the alternative bidder on the major items in its mark-up of the agreements.

    Company counsel and a representative of Berwind spent the balance of the day negotiating with GE on the major contract points. During the course of the discussions, GE stated that it was having a board meeting on the morning of December 14. In order to present this transaction for board approval GE needed to know that there was the framework of a transaction acceptable to the majority stockholder and which the Advisory Committee was prepared to recommend to Interlogix's board, and GE also insisted on exclusivity through the close of business on Monday, December 17. UBS Warburg, in the early evening of December 13, also discussed with the alternative bidder the list of major contract points, as well as its request for further diligence.

    In the late evening on December 13, the Advisory Committee held a call to review the progress of the discussions with GE. Company counsel lead the Committee through the major points and noted that, while much work needed to be done, GE had agreed to the major points discussed and agreed to a conceptual framework with Berwind on the voting agreement. Counsel also reported that a number of issues, such as the appropriate assumptions to be used in the calculation for the per share consideration, had not yet been addressed. UBS Warburg reported that the alternative bidder had been responsive to a number of the points raised with it, but still insisted on further due diligence. Dechert was authorized to communicate to GE that the majority shareholder was prepared to accept, and the Advisory Committee was prepared to recommend that the board accept, the GE proposal, as modified. Dechert also advised GE that the Advisory Committee wanted more progress on the agreements by the time of the board meeting.

    In the early morning on December 14, the Advisory Committee held another meeting with representatives of Dechert, UBS Warburg, Mr. Boyda and Mr. Lafair. Dechert gave an update on the discussions with GE, and UBS Warburg gave an update on the responses from the alternative bidder. UBS Warburg noted that the alternative bidder had agreed in concept to most of the contract points but was still insisting on an exclusivity period to complete its due diligence. At the conclusion of the meeting, the Advisory Committee instructed Dechert and UBS to continue the negotiations with GE to reach an acceptable form of contract and instructed UBS Warburg to press the alternative bidder on the diligence requirement.

    During the course of the day, Dechert, UBS Warburg and representatives of GE negotiated the contract. In addition, UBS Warburg continued phone conversations with the alternative bidder regarding the due diligence condition. The alternative bidder communicated to UBS Warburg that it would require at least a week to complete its due diligence and that it would not be prepared to execute an agreement without this additional due diligence.

    On December 14, the entire Interlogix board convened a telephonic meeting for an update on the process from the Advisory Committee and the representatives of Interlogix. At the meeting, the members of the Advisory Committee expressed their views on the status of the negotiations. UBS

Warburg reported the conversations with the alternative bidder including the statement that it was not willing to execute an agreement without additional due diligence and their estimate of the time it would take for the additional due diligence. UBS Warburg also noted that they had received during the course of the day a list of due diligence points from the alternative bidder which included some significant, time-consuming items. UBS Warburg believed that the alternative bidder would expect exclusivity during this time period. Mr. Boyda reported on his views on the level of due diligence being requested by the alternative bidder. Mr. Karlson also asked Dechert to give a report on the status of the contract discussions with GE. Dechert reported that while the discussions had been constructive and productive, they were far from complete. UBS Warburg also noted that the assumptions to be used in the calculation of the actual per share purchase price had yet to be addressed and would take some time to work through. UBS Warburg also reported on GE's request for exclusivity through Monday, December 17, to finalize the transaction. Mr. Hamling, in his capacity as a representative of Berwind LLC, stated that particularly in light of the diligence issue with the alternative bidder, Berwind LLC was prepared to support the GE proposal as negotiated to date. After discussion, the board voted unanimously to grant GE exclusivity through midnight on Monday, December 17.

    That evening and throughout the weekend, representatives of Interlogix and GE continued negotiations on the terms of the merger agreement and the voting agreement.

    On Monday, December 17, GE and its representatives met with Interlogix's counsel, UBS Warburg and representatives of Berwind at the offices of Dechert in Philadelphia. During the course of the day, the parties finalized the terms of the agreements, subject to certain outstanding business issues. In the early afternoon of December 17, the Advisory Committee met again to discuss the open issues, including calculation of the purchase price. Following this meeting, Dechert and UBS Warburg communicated the Advisory Committee's position on these issues to GE. During the course of the day, GE and its advisors and Interlogix and its advisors negotiated these issues. In the evening, the parties came to an agreement on the final material open issue, the purchase price for the transaction. Interlogix promptly scheduled and commenced a board meeting. At the board meeting, after review of Interlogix's operations and business by Mr. Boyda, UBS Warburg reviewed the financial terms of the GE proposal, as negotiated. Dechert then reviewed in detail the terms of the merger agreement and voting agreement and then also reviewed with the board the standards of Delaware law applicable to this transaction. Mr. Hamling, speaking in his capacity as a representative of Berwind, then noted that the GE proposal was acceptable. He further stated that Berwind LLC would be unwilling to proceed with the alternative bidder given the volatility of the alternative bidder's stock and the delays, risks and costs of achieving liquidity. In commenting on this view, UBS Warburg also noted the effect the additional diligence requirement had in evaluating the alternative bidder's proposal. UBS Warburg then presented the board with its views on the fairness of the offer and merger from a financial point of view to the stockholders of Interlogix. After discussion and review of a number of questions from board members, the board unanimously approved the execution of the merger agreement.

                                   THE OFFER

    We are offering to exchange cash and shares of GE common stock having a combined value of $38.86, determined as described below, for each outstanding share of Interlogix common stock, including the associated rights to purchase common stock, validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

    The number of shares of GE common stock for which each share of Interlogix common stock would be exchanged in the offer will be determined by dividing $19.43 by the average of the volume-weighted sales prices per share of GE common stock on the NYSE for the five consecutive trading days ending on the second trading day immediately preceding the first date on which Interlogix shares are accepted for payment in the offer.

    ILLUSTRATIVE TABLE OF EXCHANGE RATIOS AND VALUE OF OFFER/MERGER CONSIDERATION. Based on the average of the daily volume-weighted sales prices per GE share on the NYSE for the five consecutive trading days ending on December 26, 2001, for example, the average GE share price would be $40.9235 and Interlogix stockholders would receive 0.4748 GE shares for each Interlogix share. The following table presents:

    - illustrative values of the average price of GE trading price with a range of $36.00 to $40.00 per share;

    - illustrative values of the total consideration that would be issued in connection with the offer and the merger for each share of Interlogix common stock; and

    - the exchange ratio illustrating the number of shares of GE common stock that would be issued for each share of Interlogix common stock at each of the average trading prices of GE common stock presented in the table.

                                 VALUE OF OFFER

         CASH AMOUNT                 AVERAGE PRICE OF
          PER SHARE                   GE COMMON STOCK                EXCHANGE RATIO
-----------------------------  -----------------------------  -----------------------------
           $19.43                          36.00                          .5397
           $19.43                          37.00                          .5251
           $19.43                          38.00                          .5113
           $19.43                          39.00                          .4982
           $19.43                          40.00                          .4858

    You should understand that the number of the shares in the above table was calculated based on hypothetical share prices and exchange ratios. The actual value of the shares that you will receive will likely have a value of more or less than $19.43 for each share of Interlogix common stock validly tendered and not properly withdrawn because the actual exchange ratio will be calculated using the volume weighted stock prices during a five-day period ending two business days before expiration of the offer. See calculation of Interlogix equivalent based on historical closing prices per GE share under "Comparative Per Share Data."

    The term "expiration date" means 12:00 midnight, New York City time, on January 28, 2002, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

    Interlogix stockholders can call our information agent, Morrow & Co., Inc., at any time collect at (212) 754-8000 or toll free at (800) 607-0088 for answers to your questions regarding the offer, including to find out the number of shares of GE common stock to be received in the offer. Two business days prior to the expiration of the offer, such number of shares will be calculated based upon the daily volume weighted sales prices per share of GE common stock for a five consecutive trading day period. Once the final exchange ratio has been determined, you may contact our information agent to find out the exact number of shares of GE common stock to be received in the offer.

    You will not receive any fractional shares of GE common stock. Instead, you will receive additional cash in an amount equal to the market value, determined on the first date on which shares are accepted in the offer, of any fractional shares you would otherwise have been entitled to receive.

    If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

    We are making this offer in order to acquire all of the outstanding shares of Interlogix common stock, including the associated rights to purchase common stock. We intend, as soon as possible after completion of the offer, for Interlogix to merge with and into Margaret Acquisition, Inc. The purpose of the merger is to complete the acquisition of all of the Interlogix shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding share of Interlogix common stock (except for treasury shares of Interlogix and shares that we hold for our own account and dissenters' shares) would be converted into the same amount of cash and shares of GE common stock per Interlogix share as is paid in the offer, without interest.

    Our obligation to exchange cash and shares of GE common stock for Interlogix shares pursuant to the offer is subject to several conditions referred to below under "--Conditions of Our Offer," including the minimum tender condition, the regulatory approvals condition and other conditions that are discussed below.

TIMING OF OUR OFFER

    Our offer is scheduled to expire at 12:00 midnight, New York City time on January 28, 2002. For more information, you should read the discussion under the caption "The Offer--Extension, Termination and Amendment."

EXTENSION, TERMINATION AND AMENDMENT

    If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer at any time for the shortest time periods we reasonably believe are necessary; PROVIDED, that
(i) no single extension shall exceed 10 business days and (ii) we will not be required to extend the offer beyond June 15, 2002. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    During any such extension, all Interlogix shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Interlogix shares. You should read the discussion under the caption "--Withdrawal Rights" for more details.

    We reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time:

    (i) to extend the offer for one or more periods of not more than 10 business days as required by any rule or regulation of the SEC applicable to the offer; and

    (ii) if at least a majority but less than 90% of the outstanding Interlogix shares, on a fully diluted basis, shall have been validly tendered pursuant to the offer and not withdrawn as of the scheduled or extended expiration date, to extend the offer after the acceptance of the

         Interlogix shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence.

    Subject to the provisions of the merger agreement, we expressly reserve the right to increase the total value of the consideration to be paid per share in the offer. Without the prior written consent of Interlogix, we may not decrease the total value of the consideration to be paid per share in the offer, change the form of consideration to be paid, decrease the number of Interlogix shares sought in the offer, amend the conditions of the offer set forth in the merger agreement or impose conditions to the offer in addition to those set forth in the merger agreement.

    We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Interlogix shares being sought or the consideration offered to you, that change will apply to all holders whose Interlogix shares are accepted for exchange pursuant to our offer. If, at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that 10 business day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF INTERLOGIX SHARES; DELIVERY OF GE COMMON STOCK

    On the terms and subject to the prior satisfaction or waiver of the conditions of our offer, we will accept for payment and will pay for all Interlogix shares validly tendered and not properly withdrawn as soon as we are legally permitted to do so under applicable law and regulation. In all cases, exchange of Interlogix shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates:

    - for those Interlogix shares (or a confirmation of a book-entry transfer of those Interlogix shares in the exchange agent's account at The Depository Trust Company ("DTC"));

    - a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document); and

    - any other required documents.

    For purposes of the offer, we will be deemed to have accepted for exchange Interlogix shares validly tendered and not properly withdrawn when we notify the exchange agent of our acceptance of the tenders of those Interlogix shares pursuant to the offer. In exchange for Interlogix shares tendered pursuant to the offer the exchange agent will deliver GE common stock and cash, less the amount of any required withholding taxes, as soon as practicable after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving GE common stock and cash and any additional payment pursuant to the terms of the merger agreement from us and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

    If we do not accept any tendered Interlogix shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Interlogix shares than are tendered, we will return certificates for such unexchanged Interlogix shares without expense to the tendering stockholder or, in the case of Interlogix shares tendered by book-entry transfer of such Interlogix shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "--Procedures for Tendering," those Interlogix shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

    If we increase the consideration offered to Interlogix stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders whose Interlogix shares are tendered pursuant to the offer, whether or not such Interlogix shares were tendered or accepted for exchange prior to such increase in consideration.

CASH INSTEAD OF FRACTIONAL SHARES OF GE COMMON STOCK

    GE will not issue certificates representing fractional shares of its common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock (after aggregating all fractional shares of GE common stock that would otherwise be received by the stockholder) will receive cash (rounded up to the nearest whole cent) in an amount equal to the product obtained by multiplying that fraction by the closing sale price for a share of GE common stock on the NYSE (as reported in The Wall Street Journal) on the first date on which Interlogix shares are accepted for payment and exchange in the offer.

PROCEDURES FOR TENDERING

    For you to validly tender Interlogix shares pursuant to the offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Interlogix shares must be received by the exchange agent at such address or those Interlogix shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

    The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Interlogix shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

    The exchange agent will establish accounts with respect to the Interlogix shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Interlogix shares by causing DTC to transfer such Interlogix shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Interlogix shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

    Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Interlogix shares are tendered either by a registered holder of Interlogix shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

    If the certificates for Interlogix shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Interlogix shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

    THE METHOD OF DELIVERY OF INTERLOGIX SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

WITHDRAWAL RIGHTS

    Your tender of Interlogix shares pursuant to the offer is irrevocable, except that Interlogix shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we have previously paid for and exchanged them pursuant to the offer, may also be withdrawn at any time after 60 calendar days after commencement, February 26, 2002.

    For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Interlogix shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Interlogix shares. If Interlogix shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Interlogix shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Interlogix shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

    A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution," unless those Interlogix shares have been tendered for the account of an eligible institution.

    Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Interlogix shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Interlogix shares by following one of the procedures discussed under the captions entitled "--Procedures for Tendering" or "--Guaranteed Delivery" at any time prior to the expiration date.

GUARANTEED DELIVERY

    If you wish to tender Interlogix shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Interlogix shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

    (a) you make your tender by or through an eligible institution;

    (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

    (c) the certificates for all tendered Interlogix shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq trading days after the date of execution of such notice of guaranteed delivery.

    You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

    In all cases, we will exchange Interlogix shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Interlogix shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Interlogix shares tendered and accepted for exchange by us and with respect to any and all other Interlogix shares and other securities issued or issuable in respect of the Interlogix shares on or after December 28, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock for Interlogix shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Interlogix shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Interlogix shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Interlogix's stockholders or otherwise. We reserve the right to require that, in order for Interlogix shares to be deemed validly tendered, immediately upon our exchange of those Interlogix shares, we must be able to exercise full voting rights with respect to such Interlogix shares.

    We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Interlogix shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Interlogix shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. Margaret
Acquisition, Inc. expressly reserves the right to increase the exchange ratio or to make any other changes in the terms and conditions of the offer; PROVIDED, HOWEVER, that (a) the minimum condition may be amended or waived only with the prior written consent of Interlogix and (b) no change may be made that changes the form of consideration to be paid, decreases the price per share or the number of shares sought in the offer, imposes conditions to the offer in addition to those set forth in the merger agreement, extends the expiration date of the offer beyond the initial expiration date of the offer (except as provided above) or makes any other change which is adverse to the holders of the shares. No tender of Interlogix shares will be deemed to have been validly made until all defects and irregularities in tenders of Interlogix shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Interlogix shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

    The tender of Interlogix shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    GENERALLY. The following discussion addresses the material U.S. federal income tax considerations of the offer and the merger that generally are applicable to Interlogix stockholders. The following discussion does not deal with all U.S. federal income tax considerations that may be relevant to certain Interlogix stockholders in light of their particular circumstances, such as stockholders who are dealers in securities; who are banks, insurance companies, or tax-exempt organizations; who are subject to alternative minimum tax; who hold their shares as part of a hedge, straddle, or other risk reduction transaction; who are foreign persons; who dissent from the merger; or who acquired their Interlogix shares through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the offer and merger under state, local, or foreign tax laws or the tax consequences of transactions completed before or after the offer and merger, such as the exercise of options or rights to purchase Interlogix shares in anticipation of the offer and merger.

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
Furthermore, this discussion is limited to Interlogix stockholders that hold their Interlogix shares as capital assets and does not consider the tax treatment of Interlogix stockholders that hold Interlogix shares through a partnership or other pass-through entity. Interlogix stockholders are urged to consult their own tax advisors regarding the tax consequences to them of the offer and merger based on their own circumstances, including the applicable U.S. federal, state, local, and foreign tax consequences to them of the offer and merger.

    The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this Registration Statement, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the offer and merger to Interlogix, GE, and/or their respective stockholders.

    Neither Interlogix nor GE has requested nor will either request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the offer and merger. Dechert, counsel to Interlogix, has rendered its opinion to Interlogix, and Gibson, Dunn & Crutcher LLP, counsel to GE, has rendered its opinion to GE, that:

    - the offer and merger will constitute a "reorganization" under
      Section 368(a) of the Internal Revenue Code; and

    - each of Interlogix, GE, and Margaret Acquisition, Inc. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

    The opinions of counsel assume the truth and accuracy of certain factual representations that have been made by Interlogix and GE and which customarily are given in transactions of this kind. If any of those representations is inaccurate, the tax consequences of the offer and/or the merger could differ materially from those described in this discussion. The opinions also are based upon the assumptions that the offer and the merger will take place in the manner described in the merger agreement, that the merger will be consummated promptly following the offer and that at least 40% of the consideration issued in the offer and the merger to Interlogix stockholders will be GE common stock. In addition, the federal income tax consequences of the offer and the merger depend in part on facts that will not be known before the completion of the merger, some of which are outside the control of the parties, including the number of shares with respect to which dissenters rights are perfected, the source and nature of the consideration received by dissenters and the value of GE common stock on the closing dates of the offer and the merger. There can be no certainty that the facts will support the treatment of the transaction as a reorganization, although GE and Interlogix expect that they will. In the event that the assumptions are incorrect and the ultimate facts do not support reorganization treatment, the opinions of Dechert and of Gibson, Dunn & Crutcher LLP that the offer and merger will be treated as a reorganization cannot be relied upon and the tax consequences of the offer and/or the merger likely would be as described below under "Consequences if the Offer and Merger are Taxable Transactions."

    Based on the assumption that the offer and merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the offer and merger:

    GAIN RECOGNITION. An Interlogix stockholder who exchanges Interlogix shares for cash and GE common stock in the offer or the merger generally will recognize gain in an amount equal to the lesser of:

    - the difference between (i) the amount of cash and the fair market value of the GE common stock received in the exchange and (ii) the stockholder's basis in the Interlogix shares; and

    - the amount of cash received in the exchange.

    An Interlogix stockholder who exchanges Interlogix shares for cash and GE common stock will not be permitted to recognize a loss in the exchange.

    CHARACTER OF GAIN. The gain recognized by an Interlogix stockholder receiving a combination of cash and GE common stock in the offer or the merger generally will be characterized as capital gain. Such gain will be long-term capital gain if the Interlogix stockholder held (or is treated as having held) the Interlogix shares for more than one year as of the time of the exchange. Interlogix stockholders intending to engage in transactions, other than the offer and/or the merger, involving GE common stock or options to acquire GE common stock should consult their own tax advisor regarding the tax consequences to them of the offer and merger based on their own circumstances.

    FRACTIONAL SHARES. An Interlogix stockholder who receives cash in lieu of a fractional share of GE common stock generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of a fractional share and (ii) the portion of the stockholder's basis in its Interlogix shares that is allocated to the fractional share. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Interlogix stockholder held (or is treated as having held) the Interlogix shares for more than one year as of the time of the exchange.

    TAX BASIS. The total initial tax basis of the GE common stock received by an Interlogix stockholder in the offer and merger will be equal to the total tax basis of the Interlogix shares exchanged for GE common stock (other than that portion of such tax basis allocable to a fractional share of GE common stock for which cash was received), decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange, and increased by the amount of gain recognized in the exchange (if any).

    HOLDING PERIOD. The holding period of the GE common stock received by an Interlogix stockholder in the offer or merger will include the period for which the Interlogix shares that were exchanged were held.

    CONSEQUENCES IF THE OFFER AND MERGER ARE TAXABLE TRANSACTIONS. If the offer and merger were to constitute taxable transactions for federal income tax purposes, an Interlogix stockholder would recognize the full amount of its capital gain (or loss) realized on the exchange, computed by reference to the amount by which the sum of the value of the GE common stock on the date of the exchange and the amount of cash received exceeds (or is less than) the stockholder's basis in the Interlogix shares exchanged. A holder's initial tax basis in its GE common stock would then be equal to the fair market value of that stock on the date of the exchange and a holder's holding period in the GE common stock would begin on the day after the date of the exchange.

    BACKUP WITHHOLDING OF U.S. FEDERAL INCOME TAX. Cash payments made to Interlogix stockholders pursuant to the merger may, under certain circumstances, be subject to backup withholding at a rate of 30%. To avoid backup withholding, each Interlogix stockholder must provide the exchange agent with either proof of an applicable exemption or its correct taxpayer identification number by completing the substitute Form W-9 included in the letter of transmittal. Any amount withheld under the backup withholding rules is not an additional tax. Rather, the tax liability of the Interlogix stockholders subject to withholding will be reduced by the amount of tax withheld. Some Interlogix stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such individual must submit a Form W-8BEN, attesting to that individual's exempt status.

                                       31
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PURPOSE OF OUR OFFER; THE MERGER; APPRAISAL RIGHTS

    PURPOSE. GE is making the offer and the merger in order to acquire all of the outstanding shares of Interlogix common stock. As soon as practicable after completion of the offer, GE will cause Interlogix to merge with and into Margaret Acquisition, Inc. The purpose of the merger is to acquire all Interlogix shares not tendered and exchanged pursuant to the offer. In the merger, each then-outstanding Interlogix share (except for Interlogix shares held by Interlogix or any of its subsidiaries, GE or Margaret Acquisition, Inc. or any of our wholly owned subsidiaries and dissenters' shares) would be converted into the right to receive the same amount of cash and shares of GE common stock as is paid in the offer.

    APPROVAL OF THE MERGER. Under Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), the approval of the board of directors of Interlogix and the affirmative vote of a majority of its shares outstanding and entitled to vote are required to approve and adopt a merger and a merger agreement. The Interlogix board of directors has previously approved the merger. Accordingly, if we complete the offer (after satisfaction of the minimum tender condition), we would have a sufficient number of Interlogix shares to approve the merger without the affirmative vote of any other holder of Interlogix shares. Therefore, unless the merger is consummated in accordance with the short-form merger provisions under the DGCL described below (in which case no action by the stockholders of Interlogix, other than Margaret Acquisition, Inc., will be required to consummate the merger), the only remaining corporate action of Interlogix will be the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding Interlogix shares of capital stock entitled to vote.

    POSSIBLE SHORT-FORM MERGER. Section 253 of the DGCL would permit the merger to occur without a vote of Interlogix's stockholders (a "short-form merger") if GE were to acquire at least 90% of the outstanding Interlogix shares in the offer or otherwise. If however, GE does not acquire at least 90% of the then outstanding Interlogix shares pursuant to the offer or otherwise, and a vote of Interlogix's stockholders is required under the DGCL, a longer period of time will be required to effect the merger. GE has agreed in the merger agreement to effect the merger at the earliest practicable time, and if it obtains ownership of 90% or more of the then-outstanding Interlogix shares in the offer, to effect the merger as a short-form merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the offer.

    Holders of Interlogix common stock who do not wish to accept the same amount of consideration in the Interlogix merger as was paid in the offer, and who still hold their shares of Interlogix common stock at the effective time of the Interlogix merger, will have the right to seek an appraisal and to be paid the "fair value" of their shares of Interlogix common stock if they properly demand appraisal of their shares. The amount each holder receives will be judicially determined and paid to such holder, provided it complies with the provisions of
Section 262 of the DGCL ("Section 262"). The following is a brief summary of the statutory procedures to be followed in order to dissent from the merger and perfect appraisal rights under Delaware law.

    This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is set forth in Schedule II to this prospectus. Any Interlogix stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights, if any, will not be available unless and until the Interlogix merger (or a similar business combination) is consummated. Interlogix stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the applicable conditions summarized below.

    If Margaret Acquisition, Inc. acquires at least 90% of Interlogix common stock, then the merger will be effected as a short-form merger pursuant to
Section 253 of the DGCL, which does not require any vote by the stockholders. In such a case, Margaret Acquisition, Inc., as the corporation surviving

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such merger, must mail a notice (the "notice of merger") to the Interlogix stockholders within 10 days after the date such merger is effective. The notice of merger must specify that the Interlogix merger has become effective and that appraisal rights are available, and must include a copy of Section 262 and any other information required by Section 262. Any stockholder wishing to exercise appraisal rights must mail a written demand for appraisal within 20 days after the date on which the notice of merger was sent.

    If Margaret Acquisition, Inc. fails to acquire at least 90% of Interlogix common stock in the offer, the Interlogix merger will be effected as a long-form merger, which requires a stockholder vote on the approval and adoption of the merger agreement. A stockholder wishing to dissent in a long-form merger must deliver a written demand for appraisal to the Secretary of Interlogix before the taking of the stockholder vote or within 20 days of receipt of notice of the taking of such action by written consent. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Merely voting against, abstaining from voting, or failing to vote on the merger agreement will not by itself constitute a demand for appraisal within the meaning of
Section 262. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Interlogix common stock for which appraisal is sought on the date such stockholder makes demand and must continuously hold such Interlogix common stock through the effective time of the Interlogix merger, and otherwise comply with the provisions of Section 262.

    In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of Interlogix common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Interlogix common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; PROVIDED, HOWEVER, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds Interlogix common stock as a nominee for others, may exercise appraisal rights with respect to the Interlogix common stock held for all or less than all beneficial owners of Interlogix common stock as to which the holder is the record owner. In such case the written demand must set forth the number of shares of Interlogix common stock covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Interlogix common stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders called to approve the Interlogix merger in the case of a long-form merger and within 20 days following the mailing of the Notice of Merger in the case of a short-form merger.

    Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Interlogix, Inc., Attention: Secretary, 114 West 7th Street, Suite 1300, Austin, Texas 78701. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Interlogix common stock covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, Interlogix must, within 10 days after the effective time of the Interlogix merger, provide notice of the effective time of the Interlogix merger to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the merger agreement. In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 must not have voted for the approval and adoption of the merger agreement or consented thereto in writing. Voting in favor of the approval and adoption of the merger agreement, or delivering a proxy in connection with the stockholders meeting called to approve the

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merger agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the merger agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder. Regardless of whether the Interlogix merger is effected as a long-form merger or a short-form merger, within 120 days after the effective time of the Interlogix merger, either Margaret Acquisition, Inc. or any Interlogix stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Interlogix stockholders. Margaret Acquisition, Inc. is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of Interlogix shares to initiate all action to perfect their appraisal rights in respect of their shares within the time prescribed in Section 262.

    Within 120 days after the effective time of the merger, any holder of Interlogix common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed 10 days after a written request therefor has been received by Margaret Acquisition, Inc. or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

    If a petition for an appraisal is timely filed, and a copy thereof is served upon it, Margaret Acquisition, Inc. will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the holders of the shares of Interlogix common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon on the pendency of the appraisal proceeding; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining the holders of Interlogix common stock entitled to appraisal, the Delaware Court of Chancery will appraise the Interlogix common stock owned by such Interlogix stockholders, determining the fair value of such Interlogix common stock, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." Further, the Delaware Supreme Court stated that in making this determination of fair value a court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Interlogix stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Interlogix common stock determined under Section 262 could be more than, the

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same as, or less than the consideration paid for such stock in the offer if they do seek appraisal of their Interlogix common stock, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, GE intends to cause Margaret Acquisition, Inc., as the corporation surviving the Interlogix merger, to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Interlogix common stock is less than that paid in the offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Interlogix common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses. Any Interlogix stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Interlogix merger, be entitled to vote for any purpose the Interlogix common stock subject to such demand or to receive payment of dividends or other distributions on such Interlogix common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the Interlogix merger.

    At any time within 60 days after the effective time of the Interlogix merger, any former holder of Interlogix common stock shall have the right to withdraw his or her demand for appraisal and to accept the merger consideration paid for such Interlogix stock in the offer. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Margaret Acquisition, Inc., as the corporation surviving the Interlogix merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Interlogix merger, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the cash consideration paid for the same class or series of the offer. Inasmuch as Interlogix has no obligation to file such a petition, and GE has no present intention to cause or permit Interlogix to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights. Appraisal rights cannot be exercised at this time.

    The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Interlogix merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Interlogix merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto. Interlogix stockholders who exchange Interlogix common stock in the offer will not be entitled to exercise appraisal rights in connection with the offer but, rather, will receive the consideration paid in the offer for such shares. The foregoing summary of appraisal rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Interlogix stockholders desiring to exercise any available appraisal rights. The foregoing summary is qualified in its entirety by reference to Section 262. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. See Schedule II attached to this prospectus.

CONDITIONS OF OUR OFFER

    The offer is subject to a number of conditions, which are described below:

    MINIMUM TENDER CONDITION

    There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Interlogix shares which constitute at least a majority of the total number of outstanding Interlogix shares, on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Interlogix shares prior to the merger had been so converted, exercised or exchanged), as of the date that we accept the Interlogix shares pursuant to our offer. Based on information supplied by Interlogix, the number of Interlogix shares needed to satisfy the minimum tender condition would have been 11,150,592 as of November 30, 2001.

    ANTITRUST CONDITION

    This condition requires that any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or similar statutes or regulations of foreign jurisdictions have expired or been terminated.

    REGISTRATION STATEMENT EFFECTIVENESS CONDITION

    The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We intend to request effectiveness of the registration statement filed with the SEC shortly before the initial expiration date of the offer. If the registration statement has not been declared effective at the initial expiration of the offer, we intend to extend the offer and announce the extension via the Dow Jones News Service no later than 9:00 a.m., New York City time on Monday, January 28, 2002, the date the offer is initially scheduled to expire.

    OTHER CONDITIONS OF THE OFFER

    The offer is also subject to the condition that, at the time of the expiration date of the offer, the following shall have occurred and be continuing:

    (1) there shall not be any action, proceeding or litigation threatened, instituted or pending by any governmental entity that seeks to and which would reasonably be expected to (i) prevent, prohibit or make illegal GE or Margaret Acquisition, Inc.'s ownership or operation of all or a material portion of Interlogix's and its subsidiaries' businesses and assets taken as a whole, (ii) prevent, prohibit, or make illegal the acceptance for payment, payment for or purchase of Interlogix common stock by Margaret Acquisition, Inc. or the consummation of the transactions contemplated by the merger agreement, (iii) renders Margaret Acquisition, Inc. unable to accept for payment, pay for or purchase some or all of Interlogix common stock, (iv) imposes material limitations on the ability of Margaret Acquisition, Inc. or GE effectively to exercise full rights of ownership of Interlogix common stock, including, without limitation, the right to vote the shares of Interlogix common stock purchased by it on all matters properly presented to Interlogix's stockholders, or (v) imposes, as a result of the offer or the merger, damages on GE that are material to GE, and PROVIDED, that the failure of any condition to be satisfied is not primarily due to the failure by GE and/or Margaret Acquisition, Inc. to comply with the terms of the merger agreement:

    (2) there shall not have been any statute, rule, regulation, order, legislation or interpretation enacted, promulgated, amended, entered or issued applicable to (i) GE, Margaret Acquisition, Inc., Interlogix or any of their respective subsidiaries or an affiliate of either GE or Interlogix or (ii) the transactions contemplated by the merger agreement, by any U.S. or non-U.S. legislative body or governmental entity with appropriate jurisdiction (other than the routine application of the waiting period provisions of the HSR Act or similar statutes or regulations of foreign jurisdictions applicable to the offer or the merger) that would be reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (1) above;

    (3) (i) Interlogix shall not have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it or
       (ii) the representations and warranties of Interlogix set forth in the merger agreement shall be true and correct on and as of the first date on which Interlogix shares are accepted for payment in the offer as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where failure to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth in the merger agreement) would not have an Interlogix Material Adverse Effect. For purposes of paragraph (3)(ii), (A) a Material Adverse Effect (as defined below) on Interlogix shall be deemed to have occurred if but only if the applicable event, change, effect, or occurrence (or aggregation thereof) would be reasonably likely to (x) result in liability to Interlogix (or its subsidiaries) or diminution in the value of Interlogix, (including its subsidiaries) (including but not limited to, as a result of a diminution of the revenues, earnings or net asset value of Interlogix (including its subsidiaries)) of US $100,000,000 or more in the aggregate, taking into account available insurance proceeds payable to Interlogix or its subsidiaries, and (B) an Interlogix Material Adverse Effect shall not include any event, change, effect or occurrence (or aggregation thereof) that occurs or would be reasonably likely to occur as a result of any general, national, international or regional economic or financial condition or (y) have a material adverse effect on the parties' ability to consummate the transactions contemplated by the merger agreement;

    (4) there shall not have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks by a United States governmental entity;

    (5) the merger agreement shall not have been terminated in accordance with its terms;

    (6) the shares of GE common stock to be issued in the offer shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance.

    The conditions to the offer are for the sole benefit of Margaret Acquisition, Inc. and GE and may be asserted by either of them regardless of the circumstances giving rise to such conditions or may be waived by GE or Margaret Acquisition, Inc., in whole or in part at any time and from time to time in the sole discretion of GE or Margaret Acquisition, Inc. The failure by GE or Margaret Acquisition, Inc. at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

REGULATORY APPROVALS

    Except as set forth herein, we are not aware of any licenses or regulatory permits that appear to be material to the business of Interlogix and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Interlogix shares in the offer. In addition, except as set forth herein, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or

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
ownership of the Interlogix shares. Should any such approval or other action be required, we expect to seek such approval or action. Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Interlogix's or its subsidiaries' businesses, or that certain parts of Interlogix's, GE's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, subject to the provisions of the merger agreement, we may not be required to purchase any Interlogix shares in the offer.

CERTAIN BUSINESS COMBINATIONS

    Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

    Section 203 of the DGCL limits specified business combinations of Delaware corporations with interested stockholders. Under the DGCL, if a person acquires beneficial ownership of 15% or more of the stock of a Delaware corporation, thereby becoming an interested stockholder, that person generally may not engage in specified transactions with the corporation for a period of three years following the time that such stockholder became an interested stockholder unless:

    - the corporation's board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder;

    - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers and certain employee stock ownership plans; or

    - at or subsequent to such time, the transaction is approved by the board of directors and at an annual or special meeting by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Interlogix has specifically opted out of Section 203 of the DGCL and therefore the above provisions do not apply to Interlogix.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Interlogix shares pursuant to the offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, we have filed or will in the near future file a Notification and Report Form with respect to the offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the offer, the purchase of shares pursuant to the offer may not be consummated until the expiration of a 30 calendar-day waiting period following the filing by GE, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, GE has or will request early termination of the waiting period applicable to the offer. There can be no assurance, however, that the waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from GE with respect to the offer, the waiting period with respect to the offer would expire on the thirtieth calendar-day after the date of substantial compliance with such request. Additional delays thereafter could occur under possible agreements effectively to extend the waiting period or under court orders that might be sought by the FTC or the Antitrust Division to temporarily or permanently block the transaction. If the acquisition of shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the offer may, but need not, be extended and, in any event, the acquisition of and payment for shares will be deferred until after any applicable waiting period, agreement or court order blocking the transaction expires or is terminated. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. It is a condition to the offer that the waiting period applicable to the offer under the HSR Act expire or be terminated. See "The Offer--Conditions of Our Offer."

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares by Margaret Acquisition, Inc. pursuant to the offer. At any time before or after the purchase of shares pursuant to the offer by Margaret Acquisition, Inc., the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or seeking the divestiture of shares purchased by Margaret Acquisition, Inc. or the divestiture of substantial assets of GE, Interlogix or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. As in any case, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

    For a description of certain conditions to the offer, including conditions with respect to litigation and certain governmental actions and for certain termination rights in connection with antitrust suits, see "The
Offer--Conditions of Our Offer."

    FOREIGN APPROVALS. Interlogix owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Interlogix shares in the offer or the merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Interlogix's operations conducted in those countries and jurisdictions as a result of the acquisition of the Interlogix shares in the offer or the merger. If such approvals or consents are found to be required, we intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause Interlogix or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Interlogix or any subsidiary of Interlogix after purchase of the Interlogix shares pursuant to the offer or the merger.

CERTAIN EFFECTS OF OUR OFFER

    REDUCED LIQUIDITY; POSSIBLE DELISTING. The purchase of Interlogix shares pursuant to the offer will reduce the number of holders of Interlogix shares and the number of Interlogix shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Interlogix shares held by the public. Interlogix shares are included for quotation and principally traded on the Nasdaq. Depending on the number of Interlogix shares acquired pursuant to the offer, following consummation of the offer, Interlogix shares may no longer meet the requirements of the Nasdaq for continued quotation. The National Association of Securities Dealers' (the "NASD") requirements for continued inclusion in the Nasdaq, among other things, require that an issuer have: either (a) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least
$5 million and either net tangible assets of at least $4 million or a minimum stockholders' of equity of $10 million, and at least two registered and active market makers for the shares or (b) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either
(i) a market capitalization of at least $50 million or (ii) total assets and total revenue of at least

$50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. In addition, Nasdaq imposes a minimum bid price requirement for continued listing.

    The shares might nevertheless continue to be included in the Nasdaq with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of Interlogix no longer meet the requirements of the NASD for continued inclusion in the Nasdaq or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq or in any other tier of the Nasdaq, the market for shares could be adversely affected.

    If the shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Interlogix shares and the availability of quotations for Interlogix shares would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Interlogix shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Interlogix shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Interlogix shares.

    GE intends to cause the delisting of the Interlogix shares from the Nasdaq following consummation of the offer and the merger.

    According to Interlogix, there were, as of November 30, 2001, approximately 19,569,072 Interlogix shares outstanding, held by approximately 62 holders of record.

    STATUS AS "MARGIN SECURITIES." The Interlogix shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Interlogix shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the Interlogix shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Interlogix shares would be ineligible as collateral for margin loans made by brokers.

    FINANCING OF THE OFFER AND THE MERGER. The GE common stock required by Margaret Acquisition, Inc. to consummate the offer and the merger shall come from the treasury shares of GE. The cash necessary to acquire the Interlogix shares, in an aggregate amount of $380,016,720, will come from the working capital of GE. The related fees and expenses are estimated to be approximately $1 million for the information agent, the exchange agent, the financial printer and other counsel. Margaret Acquisition, Inc. will obtain all of such funds from GE or its affiliates. GE and its affiliates will provide such funds from existing resources.

    GOING PRIVATE TRANSACTIONS. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the merger or another business combination following the purchase of Interlogix shares pursuant to the offer in which Margaret Acquisition, Inc. seeks to acquire the remaining shares not held by it. Margaret Acquisition, Inc. believes that Rule 13e-3 will not be applicable to the merger if it occurs within one year after the consummation of the offer. Rule 13e-3 requires, among other things, that certain financial information concerning Interlogix and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR INTERLOGIX. It is expected that following the merger, GE will continue to evaluate the business and operations of Interlogix and GE intends to seek additional information about Interlogix during this period. Thereafter, GE intends to review such information as part of a comprehensive review of Interlogix's business, operations, capitalization and management with a view to optimizing Interlogix's potential in conjunction with GE's businesses.

    REGISTRATION UNDER THE EXCHANGE ACT. Interlogix shares are currently registered under the Exchange Act. Interlogix can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Interlogix shares. Termination of registration of the Interlogix shares under the Exchange Act would reduce the information that Interlogix must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Interlogix shares. In addition, if Interlogix shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Interlogix. See "--Certain Effects of Our Offer--Going Private Transactions." Furthermore, the ability of "affiliates" of Interlogix and persons holding "restricted securities" of Interlogix to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." See "--Certain Effects of Our Offer--Status as Margin Securities."

RELATIONSHIPS WITH INTERLOGIX

    Except as set forth herein or in the Information Statement included in the
Schedule 14D-9 of Interlogix dated December 28, 2001, which is being mailed to the stockholders of Interlogix together with this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Interlogix, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since December 19, 2001 between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Interlogix or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since
December 19, 2001 had any transaction with Interlogix or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

    Except as described in this prospectus, (i) none of Margaret
Acquisition, Inc., GE nor, to the best knowledge of Margaret Acquisition, Inc. and GE, any of the persons listed in Schedule I to this prospectus or any associate or majority owned subsidiary of Margaret Acquisition, Inc., GE or any of the persons so listed, beneficially owns or has any right to acquire any Interlogix shares and (ii) none of Margaret Acquisition, Inc., GE nor, to the best knowledge of Margaret Acquisition, Inc. and GE, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of

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the foregoing has effected any transaction in the shares during the past
60 days except for the stock option agreement and the voting agreement, executed in connection with the offer and the merger. The material terms of these are agreements are described below under "The Voting Agreement." On September 25, 2001, GE and Interlogix entered into a confidentiality agreement, the material terms of which are described under "The Confidentiality Agreement."

ACCOUNTING TREATMENT

    GE will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by GE in connection with the merger, together with the direct costs of the merger, will be allocated to Interlogix's tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of Interlogix will be consolidated into the assets and liabilities and results of operations of GE after the merger.

FEES AND EXPENSES

    We have retained Morrow & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Interlogix shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Interlogix shares. We will pay the information agent $7,500 plus $6.50 per account contacted for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

    In addition, we have retained The Bank of New York as the exchange agent. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Interlogix shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

STOCK EXCHANGE LISTING

    GE's common stock is listed and traded on the NYSE under the symbol "GE."

    Interlogix's common stock is quoted on the Nasdaq under the symbol "ILXI."

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                              THE MERGER AGREEMENT

    The following description of the merger agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the merger agreement was filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how you can obtain a copy of the merger agreement. We urge you to read carefully the entire merger agreement because it contains important information and it is the legal document that governs the offer and the merger.

THE OFFER

    TERMS OF THE OFFER. The merger agreement provides for us to commence, through Margaret Acquisition, Inc., our wholly-owned subsidiary, this offer to exchange all outstanding shares of Interlogix common stock and the associated common stock purchase rights (referred to herein as Interlogix shares) for the right to receive $38.86 per share, consisting of:

    - $19.43, in cash; and

    - that number of shares of GE common stock equal to $19.43 divided by the average (rounded to the nearest 1/10,000) of the volume weighted sales prices per share of GE common stock on the NYSE for the five consecutive trading days ending on the second trading day immediately preceding the first date on which Interlogix shares are accepted for payment in the offer.

    Fractional shares of our common stock will not be issued in the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of GE common stock that otherwise would be received by the stockholder) will be paid an amount in cash (rounded up to the nearest whole cent) equal to the product obtained by multiplying that fraction by the closing sale price for a share of GE common stock on the NYSE on the first day on which Interlogix shares are accepted for payment in the offer.

    You may find additional information regarding the value of the offer consideration in the following sections of this prospectus: "The
Offer--Illustrative Table of Exchange Ratios and Value of Offer/ Merger Consideration" and "The Offer--Cash Instead of Fractional Shares of GE Common Stock."

    CONDITIONS TO THE OFFER. You may find a description of the conditions to the offer in "The Offer--Conditions of Our Offer."

    The merger agreement prohibits us, without the consent of Interlogix, from decreasing the offer price, changing the form of consideration to be paid, decreasing the number of shares sought, amending the conditions to the offer or imposing additional conditions to the offer except as set forth below.

    MANDATORY EXTENSIONS OF THE OFFER. If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer at any time for the shortest time periods we reasonably believe are necessary; provided that:

    - no single extension shall exceed 10 business days; and

    - we will not be required to extend the offer beyond June 15, 2002.

    OPTIONAL EXTENSIONS OF THE OFFER.  We may, without the consent of
Interlogix:

    - extend the offer for one or more periods of not more than 10 business days as required by any rule or regulation of the SEC applicable to the offer; and

    - extend the offer after the acceptance of the Interlogix shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the

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      Exchange Act for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under the previous bullet point if at least a majority but less than 90% of the outstanding Interlogix shares, on a fully diluted basis, shall have been validly tendered pursuant to the offer and not withdrawn as of the scheduled or extended expiration date.

    Subject to the provisions of the merger agreement, we expressly reserve the right to increase the total value of the consideration to be paid per share in the offer. Without the prior written consent of Interlogix, we may not decrease the total value of the consideration to be paid per share in the offer, change the form of consideration to be paid, decrease the number of Interlogix shares sought in the offer, amend the conditions of the offer set forth in the merger agreement or impose conditions to the offer in addition to those set forth in the merger agreement.

    PROMPT PAYMENT FOR INTERLOGIX SHARES AFTER THE CLOSING OF THE OFFER. On the terms and subject to the prior satisfaction or waiver of the conditions of the offer, we will accept for payment and pay for all Interlogix shares validly tendered and not properly withdrawn as soon as we are legally permitted to do so under applicable law and regulations. You may find additional information regarding the exchange of your Interlogix shares in the following sections of this prospectus: "The Offer--Exchange of Interlogix Shares; Delivery of GE Common Stock" and "The Offer--Procedures for Tendering."

THE MERGER

    The merger agreement provides that, subject to the terms and conditions of the merger agreement and DGCL, at the effective time of the merger:

    - Interlogix will be merged with and into Margaret Acquisition, Inc. and the separate corporate existence of Interlogix shall thereupon cease;

    - Margaret Acquisition, Inc. shall be the successor or surviving corporation in the merger under the name "Margaret Acquisition, Inc." and shall continue to be governed by the laws of the State of Delaware; and

    - the separate corporate existence of Margaret Acquisition, Inc. with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the merger.

Under the terms of the merger agreement, at the effective time of the merger, each issued and outstanding share of Interlogix common stock (other than those shares held by Interlogix or any of its subsidiaries, us or Margaret Acquisition, Inc. or any of our wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive the same amount per share of cash consideration paid, and the same number of shares of GE common stock, received by holders of Interlogix shares who exchanged their shares in the offer, without interest. All shares of Interlogix common stock owned by Interlogix or any of its subsidiaries, us or Margaret Acquisition, Inc. or any of our wholly-owned subsidiaries will be automatically canceled and retired and will cease to exist.

    ADJUSTMENTS TO NUMBER OF SHARES. If, between December 17, 2001 and the effective time of the merger, we or Interlogix change the number of shares of our respective common stock issued and outstanding as a result of a stock split, reclassification, stock, combination, stock dividend, recapitalization, redenomination of share capital, or other similar transaction, or, in the case of Interlogix, the issuance of stock pursuant to its rights plan, the merger agreement provides that the number of shares of our common stock paid in the offer and the merger will be appropriately adjusted.

    FRACTIONAL SHARES. Fractional shares of our common stock will not be issued in the merger. Instead, each stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of our common stock that otherwise would be received by the stockholder) shall

                                       44
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receive an amount in cash (rounded up to the nearest whole cent) equal to the product obtained by multiplying that fraction by the closing sale price for a share of our common stock on the New York Stock Exchange on the trading day immediately preceding the effective time of the merger.

    APPRAISAL RIGHTS. Holders of shares of Interlogix common stock that are issued and outstanding immediately prior to the effective time of the merger, will be entitled to appraisal rights in accordance with Section 262 of the DGCL. The shares ofInterlogix common stock held by a holder who properly elects appraisals shall not be converted into the right to receive the same per share consideration paid to the holders of Interlogix shares who exchanged their shares in the offer, and holders of such dissenting shares shall be entitled to receive payment of the appraised value of such dissenting shares in accordance with the provisions of Section 262, provided that such holders do not fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the effective time of the merger, any such holder fails to perfect or effectively withdraws or loses such right, such dissenting shares shall then be treated as if they had been converted into and have become exchangeable for, as the effective time of the merger, the right to receive the same per share consideration paid to the holders of Interlogix shares who exchanged their shares in the offer, without interest.

    EFFECTIVE TIME OF THE MERGER. The merger will become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware or such later time as is agreed upon by the parties and specified in the Certificate of Merger. The filing of the Certificate of Merger will take place as soon as practicable after the satisfaction or waiver of the conditions described below under "--Conditions of the Merger."

    CERTIFICATES OF INCORPORATION; BYLAWS. At the effective time of the merger, the certificate of incorporation of Margaret Acquisition, Inc. as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation until thereafter amended as provided by law. At the effective time of the merger, the bylaws of Margaret
Acquisition, Inc., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation until thereafter amended as provided by law.

    DIRECTORS AND OFFICERS.  From the effective time of the merger:

    - the directors of Margaret Acquisition, Inc. immediately prior to the effective time of the merger will be the directors of the surviving corporation; and

    - the officers of Interlogix immediately prior to the effective time of the merger will be the officers of the surviving corporation,

until their successors are duly elected or appointed or qualified or until the earlier of their death, resignation or removal in accordance with the surviving corporation's certificate of incorporation or bylaws.

    STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the merger, Interlogix, acting through its board of directors, shall, in accordance with applicable law, duly call and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Interlogix shares by Margaret Acquisition, Inc. pursuant to the offer for the purpose of considering and taking action upon the merger and the merger agreement. In the event that we, Margaret Acquisition, Inc. or any of our other subsidiaries, shall acquire at least 90%, on a fully diluted basis, of the then-outstanding shares of Interlogix common stock pursuant to the offer or otherwise, each of the parties to the merger agreement shall take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of Interlogix, in accordance with Section 253 of the DGCL.

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INTERLOGIX BOARD OF DIRECTORS

    On the first day on which Interlogix shares are accepted for payment and exchange in the offer, we will be entitled to designate, upon written notice to Interlogix, for appointment or election that number of directors (rounded up to the next whole number) on Interlogix's board of directors which equals the product of (i) the total number of directors on Interlogix's board of directors and (ii) the percentage that the aggregate number of Interlogix shares beneficially owned by GE, Margaret Acquisition, Inc. or any of their respective affiliates bears to the total number of Interlogix shares then issued and outstanding. Until the effective time of the merger, Interlogix's board of directors will consist of at least two directors who were directors on December 17, 2001 and who are neither officers of Interlogix nor designees, affiliates or associates of GE or Margaret Acquisition, Inc. prior to December 17, 2001. These directors are referred to in this prospectus as the independent directors. The merger agreement provides that prior to the effective time of the merger, Interlogix will delegate to a committee of Interlogix's board of directors, comprised solely of the independent directors, sole responsibility for:

    - the amendment or termination of the merger agreement on behalf of Interlogix;

    - the waiver of any of Interlogix's rights or remedies under the merger agreement;

    - the extension of the time for performance of our or Margaret Acquisition, Inc.'s obligations under the merger agreement; or

    - the assertion or enforcement of Interlogix's rights under the merger agreement.

TREATMENT OF INTERLOGIX STOCK OPTIONS

    All outstanding options to purchase Interlogix common stock will be converted in the merger into options for GE common stock. The value of each GE option will have the equivalent value of the corresponding Interlogix stock option as if it were exercised immediately prior to the merger. Specifically, the merger agreement provides that, effective upon the closing of the merger, each unexercised option to acquire Interlogix common stock issued and outstanding under Interlogix's 2000 Stock Incentive Plan, the SLC
Technologies, Inc. Option Plan, the ITI Technologies, Inc. Long-Term Stock Incentive Plan (1992), as amended and restated as of May 13, 1998 and any other Interlogix stock option plan or agreement shall be converted into an option to acquire that number of shares of GE common stock that is equal, rounded to the nearest whole share, to the product of twice the exchange ratio multiplied by the number of Interlogix shares that could have been acquired upon exercise of the Interlogix stock option had such Interlogix stock option been exercised before the closing of the merger, with an exercise price equal to the exercise price of the Interlogix stock option divided by twice the exchange ratio. The exchange ratio in both cases will equal $19.43 divided by the average (rounded to the nearest 1/10,000) of the volume weighted sales prices per share of GE common stock on the NYSE for the five consecutive trading days ending on the second trading day immediately preceding the first date on which Interlogix shares are accepted for payment in the offer.

    Between the date of the merger agreement and the closing of the merger agreement, the board of directors of Interlogix or a committee thereof, will, at GE's request, take the necessary action, consistent with its authority under the relevant Interlogix stock option plan or agreement, to give effect to the conversion of the Interlogix stock options, including making any permitted determination regarding the vesting of any or all Interlogix stock options, or conforming the administrative rules and procedures applicable to the Interlogix stock options to those specified in GE's stock option plans, unless such changes materially affect the intrinsic value of any Interlogix stock option so amended.

COVENANTS AND REPRESENTATIONS AND WARRANTIES

    CONDUCT OF BUSINESS PENDING MERGER. Interlogix has agreed that until the effective time of the merger Interlogix shall, and shall cause its subsidiaries, in all material respects, to:

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    - conduct its business in the ordinary course consistent with past practice;

    - use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; and

    - keep in full force and effect all insurance policies maintained by Interlogix and its subsidiaries in effect on December 17, 2001 other than changes made in the ordinary course.

Accordingly, the merger agreement expressly restricts the ability of Interlogix to engage in certain material transactions, without our prior written consent, including, among other things, the purchase, sale or encumbrance of assets, the sale or redemption of outstanding securities of Interlogix or the incurrence of indebtedness, subject to certain exceptions.

    NO SOLICITATION. The merger agreement precludes Interlogix, its subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants and other representatives from directly or indirectly soliciting, knowingly encouraging, participating in any discussions regarding, furnishing any non-public information with respect to, or assisting or facilitating any takeover proposal. The merger agreement provides that these restrictions do not prohibit Interlogix from furnishing information pursuant to an appropriate confidentiality agreement and negotiating with a third party if the Interlogix board of directors determines in good faith, after considering applicable state law and consulting with outside counsel, that a failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to its stockholders. Even if Interlogix is allowed to provide information and begin negotiations with another party in accordance with the terms of the merger agreement, Interlogix may only terminate the merger agreement and enter into another alternative transaction if:

    - Interlogix receives an unsolicited bona fide written proposal from a third party for the acquisition of all the equity securities or substantially all of the assets of Interlogix;

    - the board of directors of Interlogix determines that such a proposal is more favorable from a financial point of view than the offer or the merger and the transactions contemplated by the merger agreement, taking into account any proposed changes to the terms of the merger agreement and the ability of the person making such superior proposal to consummate such takeover proposal based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals (a "superior proposal"); and

    - the board of directors of Interlogix determines in good faith that failure to accept the third party's proposal would reasonably be expected to be a breach of its fiduciary duties to Interlogix's stockholders under applicable law, after considering the advice of outside counsel.

    Interlogix is required to promptly advise us if it receives any proposal, offer, inquiry, request for information, or if any discussions or negotiations are sought to be initiated or continued with Interlogix in respect of any takeover proposal. Interlogix is obligated to keep us informed of all material developments affecting the status and terms of any takeover proposals or offers or the status of any such discussions or negotiations. Interlogix may not release any person from, or waive any provision of, any confidentiality or standstill agreement entered into as of December 17, 2001.

    FINANCING. We are obligated to have sufficient funds available to purchase the outstanding Interlogix shares and pay all fees and expenses related to the offer and the merger.

    ACCESS TO INFORMATION. Subject to applicable laws relating to the exchange of information, Interlogix has agreed to, and to cause its subsidiaries to, afford our officers, employees, accountants, counsel and other representatives, during normal business hours during the period prior to the effective time of the merger, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives. Interlogix has also agreed

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to furnish us with copies of reports, schedules, registration statements and other documents filed or received by it pursuant to federal securities laws and all other information concerning its business, properties and personnel as we may reasonably request before the effective time of the merger.

    FURTHER ASSURANCES. Each of the parties to the merger agreement has agreed to use all reasonable efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable.

    EMPLOYEE BENEFITS PLANS. We have agreed that for at least one year following the effective time of the merger, we will cause the surviving corporation to provide to Interlogix's employees pay and benefits that are no less favorable in the aggregate than those provided by Interlogix on December 17, 2001. We also have agreed to waive any waiting periods or limitations for preexisting conditions under our medical, dental, and short-term and long-term disability plans and to ensure that employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the effective time of the merger. We also will provide employees with credit for all service with Interlogix to the same extent as such service was credited by Interlogix under all employee benefit plans and arrangements to be provided to such employees for purposes of eligibility and vesting and severance plans and arrangements for purposes of calculating the amount of each employee's severance benefits. We have agreed to cause the surviving corporation to discharge the obligations under certain employment agreements and to assume and honor the terms of any collective bargaining agreements covering Interlogix's employees and will recognize any labor organization or collective bargaining representative, as required by applicable law.

    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. You may find a description of the directors' and officers' insurance and indemnification in "Interests of Certain Persons--Directors' and Officers' Insurance; Indemnification".

    SECTION 16 MATTERS. The merger agreement also provides that we and Interlogix will take all steps required to cause the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

    NO REDEMPTION OF RIGHTS PLAN. The merger agreement also provides that between December 17, 2001 and the earlier of the effective time of the merger or the termination of the merger agreement, Interlogix will not redeem, amend or waive any provisions of its rights plan, except as necessary to accommodate the merger agreement, or implement or adopt any "poison pill," shareholder rights plan or other similar plan.

    AFFILIATE LETTERS. The merger agreement also provides that Interlogix will, as promptly as practicable, deliver a letter to us identifying those persons who are "affiliates" of Interlogix for purposes of Rule 145 under the Securities Act and will use all reasonable efforts to deliver or cause to be delivered to us, prior to the expiration of the offer, an affiliate letter from each such person.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. None of the representations and warranties shall survive the effective time of the merger.

CONDITIONS OF THE MERGER

    Our, Margaret Acquisition, Inc.'s and Interlogix's obligation to complete the merger is subject to the satisfaction of the following conditions:

    - approval of the merger agreement by Interlogix's stockholders if required by law or Interlogix's Certificate of Incorporation;

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
    - absence of any statute, rule, order, decree, regulation or injunction of any United States court, United States governmental authority or any governmental authority pursuant to foreign antitrust that precludes, prohibits, restrains or enjoins the consummation of the merger or makes the consummation of the merger illegal;

    - absence of any proceedings by any governmental authority that have been commenced and are continuing seeking to preclude, prohibit, restrain or enjoin the consummation of the merger; and

    - the purchase of Interlogix shares pursuant to the offer by us, provided that we and Margaret Acquisition, Inc. may not assert this condition if the failure to accept shares for payment resulted from a breach of the merger agreement by us or Margaret Acquisition, Inc.

    In addition, our and Margaret Acquisition, Inc.'s obligation to complete the merger is further subject to the satisfaction of the further condition that Interlogix must have performed in all material respects all material obligations required to be performed by it under the merger agreement on or before the earlier of (1) the time our or Margaret Acquisition, Inc.'s designees constitute at least a majority of Interlogix's board of directors and (2) the closing date of the merger. Neither we nor Margaret Acquisition, Inc. may assert this condition where Interlogix's failure to perform this condition was caused by us or occurred and was actually known to us at or prior to the time Margaret Acquisition, Inc. accepted for payment any Interlogix shares pursuant to the offer.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated and the offer and the merger may be abandoned at any time prior to the completion of the merger, regardless of any approval by the stockholders of Interlogix:

    - by mutual consent of our board of directors and that of Interlogix;

    - by either us or Interlogix if:

       - any United States governmental authority or any other governmental authority acting pursuant to foreign antitrust laws has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the offer or the merger that has become final and non-appealable, unless failure by the party seeking to terminate the merger agreement to perform its obligations under the merger agreement resulted in or contributed to the issuance of such order, decree or ruling;

       - the offer has expired, terminated or been withdrawn pursuant to its terms without any Interlogix shares being purchased, unless the party seeking to terminate the merger agreement has caused the failure of Margaret Acquisition, Inc. to purchase Interlogix shares in the offer by failing to perform any of its obligations under the merger agreement; or

       - the offer is not consummated on or before June 15, 2002, unless the party seeking to terminate the merger agreement has caused the failure of the offer to be consummated by failing to perform any of its obligations under this merger agreement.

    - by Interlogix if:

       - we, Margaret Acquisition, Inc. or any our affiliates fail to commence the offer on or prior to January 3, 2002, unless Interlogix is in material breach of the merger agreement;

       - it enters into a definite agreement for a superior proposal as described in "--Covenants and Representation and Warranties--No Solicitation" and has paid us the termination fee described below, has given us proper notice of its intention to terminate and has in good faith discussed with us any proposals that we made in response to receiving notice of its intention to terminate; or

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       - the representations and warranties of us or Margaret Acquisition, Inc.
         contained in the merger agreement are not true and correct (except where failure to be true and correct would not reasonably be expected to have a material adverse effect on GE as defined in the merger agreement), or we or Margaret Acquisition, Inc. have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant contained in the merger agreement, which inaccuracy or breach cannot be cured or has not been cured within one business day prior to the expiration date of the offer.

    - by us if:

       - we, Margaret Acquisition, Inc. or any of our respective affiliates, due to an occurrence that if occurring after the commencement of the offer would make it impossible to satisfy any of the conditions to the offer, have failed to commence the offer on or prior to December 26, 2001, unless we or Margaret Acquisition, Inc. is in material breach of the merger agreement;

       - the board of directors of Interlogix or any committee thereof has withdrawn or modified, in a manner adverse to us, its approval or recommendation of any of the transactions contemplated by the merger agreement, provided we exercise this termination right on or before the first day on which Interlogix shares are accepted for payment in the offer;

       - Interlogix enters into any agreement, other than certain confidentiality agreements, respecting any takeover proposal (see "--Covenants and Representation and Warranties--No Solicitation"), or the Interlogix board of directors recommends to its stockholders an alternative takeover proposal or fails to reject any proposal respecting a takeover proposal within 10 business days of receipt, provided we exercise this termination right on or before the first day on which Interlogix shares are accepted for payment in the offer; or

       - Interlogix breaches or fails in any material respect to perform or comply with any obligation, agreement or covenant contained in the merger agreement or the representations and warranties of Interlogix contained in the merger agreement are not true and correct (except where such failure to be true and correct would not have a material adverse effect on Interlogix as described in the merger agreement), which inaccuracy or breach cannot be cured or has not been cured within one business day prior to the first day on which Interlogix shares are accepted for payment in the offer, provided we exercise this termination right on or before the first day on which Interlogix shares are accepted for payment in the offer.

    EFFECT OF TERMINATION. If the merger agreement is terminated as provided above, the merger agreement will become null and void, without any liability on the part of us or Interlogix, except as to fees and expenses and nothing shall relieve any party from liability for fraud or any willful breach of a covenant contained in the merger agreement.

TERMINATION FEES; EXPENSES

    TERMINATION FEE. Interlogix has agreed to pay us a termination fee equal to $30 million in cash no later than two business days after notice of demand for payment if:

    - (1) a takeover proposal is made known to Interlogix or is made directly to its stockholders generally or any person publicly announces an intention (whether conditional or not) to make a takeover proposal and thereafter,
      (2) the Interlogix board of directors or any committee of the Interlogix board of directors withdraws or modifies, in any manner adverse to us, its approval or recommendation of the transactions contemplated by the merger agreement, (3) we terminate the merger agreement pursuant to the provisions in the merger agreement permitting us to do so, and (4) Interlogix consummates a transaction contemplated by a takeover proposal within nine months of the date the merger agreement is terminated; or

    - the merger agreement is terminated by Interlogix because it concurrently enters into a definitive agreement providing for a superior proposal, as described above.

    EXPENSES. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees and expenses. However, Interlogix is obligated to pay all of our costs and expenses if, other than in the circumstances described above in which Interlogix must pay a termination fee, we terminate the merger agreement because:

    - the Interlogix board of directors or any committee of the Interlogix board of directors withdraws or modifies, in a manner adverse to us, its approval or recommendation of any of the transactions contemplated by the merger agreement; or

    - Interlogix has entered into any agreement, other than certain confidentiality agreements, respecting any takeover proposal, or the Interlogix board of directors recommends to its stockholders an alternative takeover proposal or fails to reject any proposal respecting a takeover proposal within 10 business days of receipt.

AMENDMENT; WAIVER

    AMENDMENT. The merger agreement may be amended, modified or supplemented by the written agreement of the parties at any time prior to the closing date of the merger agreement, whether before or after the approval and adoption of the merger agreement by Interlogix stockholders. However, after the first day on which Interlogix shares are accepted for payment in the offer, no amendment, modification or supplement of the merger agreement shall be made which adversely affects Interlogix stockholders or requires further approval of the Interlogix stockholders, unless approved by the independent directors.

    WAIVER. At any time prior to the effective time of the merger, the parties may:

    - extend the time of performance of any of the obligations or other acts of the other parties;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

    - waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

    Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver. Neither we nor Interlogix currently intends or expects to amend or waive any of the representations, warranties, agreements or conditions in the merger agreement. The failure of any party to assert any rights under the merger agreement shall not constitute a waiver.

                              THE VOTING AGREEMENT

    In order to induce GE to enter into the merger agreement, Berwind LLC entered into a voting agreement with GE concurrently with the execution of the merger agreement. As of December 17, 2001, Berwind LLC owned approximately 80% of Interlogix's outstanding common stock. The following description of the voting agreement is a summary of certain provisions of the voting agreement. This summary does not purport to describe all the terms of the voting agreement. The complete text of the voting agreement is attached as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how you can obtain a copy of the voting agreement. We urge you to read carefully the entire voting agreement because it contains important information.

    Pursuant to the terms of the voting agreement, Berwind LLC has agreed to:

    - tender its Interlogix shares in the offer; and

    - vote its shares in favor of the merger, the merger agreement and the related transactions and against any actions or agreements that would adversely affect the offer or the merger at any meeting of the Interlogix stockholders.

    The voting agreement contains customary representations and warranties. Under the terms of the voting agreement, Berwind LLC also agreed to restrictions on the transferability of its shares and a restriction against soliciting takeover proposals, among other things. Berwind LLC granted GE an irrevocable proxy with respect to its shares for the purpose of voting those shares as described above in the event Berwind LLC breaches its obligations under the voting agreement. Subject to certain limitations, if Interlogix has terminated the merger agreement because it entered into a definitive agreement for a superior proposal and, within nine months of such termination Berwind LLC consummates the sale of any or all of its Interlogix shares to a third party in connection with a takeover proposal, then it must pay GE the amount of any profit (defined in the voting agreement to be the excess of the per share amount to be received by Berwind LLC in sale of its Interlogix shares to a third party over the price per share offered by GE and Margaret Acquisition, Inc., in connection with the Offer) it realized from such transaction, net of certain fees and expenses.

                         THE CONFIDENTIALITY AGREEMENT

    GE and Interlogix entered into a customary confidentiality agreement dated as of September 25, 2001 (the "Confidentiality Agreement"). The following is a summary of certain provisions of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement.

    The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, GE, acting through its GE Industrial Systems business unit, and Interlogix agreed that, subject to certain exceptions, GE would keep confidential and not disclose all oral and written information which is either non-public, confidential or proprietary in nature concerning the business, finances and operations of Interlogix and its affiliates which was disclosed to GE by Interlogix (the "Confidential Information"), and to use the Confidential Information solely in connection with a possible transaction involving GE and Interlogix, together with any of their subsidiaries or affiliates (the "Transaction"). With certain exceptions, GE agreed not to solicit certain of Interlogix's employees for a period of 18 months from September 25, 2001. GE and Interlogix agreed not to disclose to any person, except based on the advice of outside counsel and after consultation with the other, the fact that discussions or negotiations between GE and Interlogix were taking place and not to disclose any of the terms with respect to any possible Transaction.

                          INTERESTS OF CERTAIN PERSONS

    The information contained in the Information Statement attached as
Schedule I to the Schedule 14D-9 of Interlogix dated December 27, 2001 is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Interlogix or its affiliates and Interlogix's executive officers, directors or affiliates, or between Interlogix or its affiliates and GE or Margaret Acquisition, Inc. or their respective executive officers, directors or affiliates, is incorporated herein by reference as a result of the previous sentence. See also "The Merger Agreement--Treatment of Interlogix Stock Options."

    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION.

    The merger agreement provides that, for a period of six years from the effective time of the merger, GE shall maintain the insurance and indemnification policies for those directors and officers of Interlogix who are covered under current Interlogix insurance and indemnification policies. These policies will provide coverage for events occurring prior to the effective time that is substantially equivalent to Interlogix's existing policies, and in the aggregate no less advantageous than such policies; provided, however, that GE is not required to pay an annual premium in excess of $600,000 per year for such insurance.

    GE will also cause Margaret Acquisition, Inc. to indemnify all such indemnified parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' service as officers or directors of Interlogix occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement. In the event that any indemnified party becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to the effective time of the merger, the surviving corporation will pay such party's reasonable legal fees and expenses incurred in connection therewith.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    GE common stock is listed and traded on the NYSE under the symbol "GE." Interlogix common stock is quoted on the Nasdaq under the symbol "ILXI."

    The following table sets forth, for the periods indicated, the high and low sales prices per share of GE common stock and Interlogix common stock as reported on the NYSE Composite Tape and the Nasdaq, and the quarterly cash dividends per share declared with respect thereto.

                                                     GE COMMON STOCK(1)              INTERLOGIX COMMON STOCK
                                               -------------------------------   -------------------------------
                                                 HIGH       LOW      DIVIDENDS     HIGH       LOW      DIVIDENDS
                                               --------   --------   ---------   --------   --------   ---------
1999
  First Quarter..............................   38.06      31.42        .11       36.88      29.88         --
  Second Quarter.............................   39.15      33.27        .11       29.50      21.88         --
  Third Quarter..............................   40.83      34.19        .11       30.06      20.56         --
  Fourth Quarter.............................   53.17      38.21        .13       30.50      26.50         --

2000
  First Quarter..............................   54.96      41.67        .13       31.62      25.88         --
  Second Quarter.............................   55.98      47.69        .13       30.03      13.50         --
  Third Quarter..............................   60.50      49.50        .13       15.78       9.50         --
  Fourth Quarter.............................   59.94      47.19        .16       20.00      12.00         --

2001
  First Quarter..............................   48.06      37.70        .16       26.00      16.44         --
  Second Quarter.............................   53.40      39.60        .16       36.50      20.52         --
  Third Quarter..............................   50.20      30.37        .16       32.00      20.10         --
  Fourth Quarter (through December 26).......   41.55      36.34        .18       38.63      24.44         --

------------------------

(1) Reflects the three-for-one stock split effective April 27, 2000 and the two-for-one stock split effective April 28, 1997.

    On December 17, 2001, the last trading day prior to the announcement of the execution of the merger agreement, the last sales price of Interlogix common stock was $28.71 per share and the last sales price of GE common stock was $38.30 per share, as reported on the Nasdaq and the NYSE Composite Tape, respectively. On December 26, 2001, the most recent practicable trading day prior to the printing of this prospectus, the last sales price of Interlogix common stock was $38.55 per share and the last sales price of GE common stock was $40.55 per share.

    The market prices of shares of Interlogix common stock and GE common stock are subject to fluctuation. As a result, Interlogix and GE shareholders are urged to obtain current market quotations.

    On November 8, 2001 there were approximately 19,558,246 shares of Interlogix common stock outstanding and, as of September 30, 2001, approximately 9,927,381,000 shares of GE common stock outstanding.

GE DIVIDEND POLICY

    The holders of GE common stock receive dividends if and when declared by the GE board of directors out of funds legally available therefor. GE expects to continue paying quarterly cash dividends on GE common stock. The declaration and payment of dividends after the merger will depend upon business conditions, operating results and the GE board of directors' consideration of other relevant factors.

    GE declared dividends of $5.647 billion in 2000, or approximately 44% of GE's 2000 consolidated earnings. Per share dividends declared of $0.57 in fiscal year 2000 increased 17% from 1999, its 25th consecutive annual increase.

GE STOCK REPURCHASE PROGRAM

    By December 2001, GE had purchased and placed into treasury a total of more than one billion shares having an aggregate cost of $20.6 billion under a share repurchase program begun in December 1994. In December 2001, GE's board of directors increased the authorization to repurchase GE common stock from $22 billion to $30 billion. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE intends to continue repurchases of shares in the ordinary course under its ongoing repurchase program between the date of this document and the merger, and during the valuation period for the merger.

                         DESCRIPTION OF GE COMMON STOCK

    SET FORTH BELOW IS A DESCRIPTION OF THE GE COMMON STOCK. THE FOLLOWING STATEMENTS ARE BRIEF SUMMARIES OF, AND ARE SUBJECT TO THE DETAILED PROVISIONS OF, THE GE CHARTER, THE GE BYLAWS AND THE RELEVANT PROVISIONS OF THE NEW YORK CORPORATE LAW.

    GE currently is authorized to issue up to 13,200,000,000 shares of common stock, par value $0.06 per share. GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series. GE has not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

    Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

    Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder thereof to one vote at all meetings of share owners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York is the transfer agent and registrar for the GE common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF INTERLOGIX COMMON STOCK

    It is a condition to the offer and the merger that the shares of GE common stock issuable in the offer and the merger be approved for listing on the NYSE. If the offer is completed, Interlogix common stock may cease to be quoted on the Nasdaq.

                        COMPARISON OF STOCKHOLDER RIGHTS

    GE is incorporated under the laws of the State of New York, whereas Interlogix is incorporated under the laws of the State of Delaware. If the offer is completed, Interlogix stockholders exchanging their shares in the offer, whose rights are currently governed by the DGCL, the certificate of incorporation of Interlogix and the bylaws of Interlogix, will, upon completion of the offer, become shareholders of GE, and their rights as such will be governed by the New York Business Corporation Law (the "NYBCL"), the GE certificate of incorporation and the bylaws of GE. The material differences between the rights of holders of Interlogix common stock and the rights of holders of GE common stock, resulting from the differences in their governing documents, are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of GE common stock under the applicable provisions of the NYBCL, the GE certificate of incorporation and the GE bylaws or the rights of the holders of Interlogix common stock under the applicable provisions of the DGCL, the Interlogix certificate of incorporation and the Interlogix bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the NYBCL and DGCL and the governing corporate instruments of GE and Interlogix, to which the holders of Interlogix common stock are referred. Copies of such governing corporate instruments of GE and Interlogix are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

                    SUMMARY OF MATERIAL DIFFERENCES BETWEEN
                     THE RIGHTS OF INTERLOGIX STOCKHOLDERS
                       AND THE RIGHTS OF GE SHAREHOLDERS

                  INTERLOGIX STOCKHOLDER RIGHTS            GE SHAREHOLDER RIGHTS
               -----------------------------------  -----------------------------------
AUTHORIZED     The authorized capital stock of      The authorized capital stock of GE
CAPITAL        Interlogix currently consists of     currently consists of
STOCK:         60,000,000 shares of common stock,   13,250,000,000 shares of capital
               par value $0.01 per share.           stock, consisting of (i)
               Interlogix does not have any         13,200,000,000 shares of GE common
               preferred stock authorized.          stock, par value $0.06 per share,
                                                    and (ii) 50,000,000 shares of
                                                    preferred stock, par value $1.00
                                                    per share.

NUMBER OF      The Interlogix board of directors    The GE board of directors currently
DIRECTORS:     currently consists of                consists of 19 directors. The
               nine directors, with each director   number of directors shall not be
               elected to a one-year term. The      less than 10 directors.
               number of directors shall not be
               less than three nor more than nine
               directors.

REMOVAL OF     The DGCL and Interlogix's bylaws     The NYBCL provides that any or all
DIRECTORS:     provide that any or all of the       of the directors of a corporation
               directors of a corporation may be    may be removed for cause and, if
               removed with or without cause by     the certificate of incorporation or
               the affirmative vote of a majority   bylaws of the corporation provide,
               of the outstanding shares entitled   without cause by vote of the
               to vote.                             shareholders. GE's certificate of
                                                    incorporation and bylaws do not
                                                    provide for removal of directors
                                                    without cause.

SHAREHOLDER    Interlogix has a stockholder rights  GE does not have a shareholder
RIGHTS PLAN:   plan. Interlogix's stockholder       rights plan.
               rights plan does not apply to the
               offer and the merger or to any
               other transactions contemplated by
               the merger agreement or voting
               agreement referenced in this
               Prospectus.

                  INTERLOGIX STOCKHOLDER RIGHTS            GE SHAREHOLDER RIGHTS
               -----------------------------------  -----------------------------------
AMENDMENT OF   Generally, Interlogix's charter may  Generally, the NYBCL permits
CHARTER:       be amended in any manner permitted   amendment of the GE charter if the
               under Delaware law, which includes   amendment is approved by a majority
               the affirmative vote of the holders  vote of the board of directors of
               of a majority of the outstanding     GE and the affirmative vote of at
               shares entitled to vote.             least a majority of outstanding
                                                    shares of GE common stock.

AMENDMENT OF   Interlogix's bylaws may be amended,  GE's bylaws may be amended or
BYLAWS:        supplemented or repealed by the      repealed by the shareholders or the
               board of directors of the company    board of directors of the company,
               or by the stockholders entitled to   except that the GE board of
               vote thereon at any annual or        directors does not have the
               special meeting of stockholders.     authority to amend or repeal any
                                                    bylaw which is adopted by the GE
                                                    shareholders after April 20, 1948,
                                                    unless such authority is granted to
                                                    the GE board of directors by the
                                                    specific provisions of a bylaw
                                                    adopted by the GE shareholders.

APPRAISAL      Under Delaware law, the right of     The NYBCL provides that, upon
RIGHTS:        dissenting stockholders to obtain    strict compliance with the
               the fair value for their shares is   applicable statutory requirements
               available in connection with some    and procedures, a dissenting
               mergers or consolidations. Unless    shareholder has the right to
               otherwise provided in the corporate  receive payment of the fair value
               charter, appraisal rights are not    of such shareholder's shares if
               available to stockholders when the   such shareholder objects to: (i)
               corporation will be the surviving    mergers, (ii) consolidations, (iii)
               corporation in a merger and no vote  dispositions of assets requiring
               of its stockholders is required to   shareholder approval, (iv)
               approve the merger. In addition, no  specified share exchanges, or (v)
               appraisal rights are available to    amendments to the certificate of
               holders of shares of any class of    incorporation which adversely
               stock which is either:               affect the rights of such
                                                    shareholder.

               (i) listed on a national securities
                   exchange or designated as a
                   national market system security
                   on an interdealer quotation
                   system by the NASD; or

               (ii) held of record by more than
               2,000 stockholders,

               unless those stockholders are
               required by the terms of the merger
               or consolidation to accept for such
               stock anything other than:

               (i) shares of stock of the
               surviving corporation;

               (ii) shares of stock of another
                    corporation which, on the
                    effective

                  INTERLOGIX STOCKHOLDER RIGHTS            GE SHAREHOLDER RIGHTS
               -----------------------------------  -----------------------------------
                    date of the merger of
                    consolidation, are of the kind
                    described under (i) or (ii) in
                    the paragraph immediately
                    above;

               (iii) cash in lieu of fractional
               shares of such stock; or

               (iv) any combination of the
                    consideration set forth in
                    (i), (ii) or (iii) of this
                    paragraph.

INTERESTED     Under Delaware law, an interested    An interested shareholder, defined
SHAREHOLDERS:  stockholder, defined generally as a  generally as a person owning 20% or
               person owning 15% or more of a       more of a corporation's outstanding
               corporation's outstanding voting     voting stock, is prevented from
               stock, is prevented from engaging    engaging in a business combination
               in a business combination with the   with the corporation for five years
               corporation for three years          after becoming an interested
               following the time that person       shareholder, unless:
               became an interested stockholder
               unless:                              (i) the board approved the
                                                    transaction in which the interested
               (i) the board, prior to the time         shareholder became an
               the person became an interested          interested shareholder; or
                   stockholder, approved either
                   the business combination or the  (ii) the board approves the
                   transaction that resulted in     business combination before the
                   the person becoming an                shareholder becomes an
                    interested stockholder;              interested shareholder.
               (ii) the person became an            If the board did not approve the
               interested stockholder and 85%       transaction in which the interested
                    owner of the voting stock in    shareholder became an interested
                    the transaction, excluding      shareholder, such interested
                    shares owned by directors who   shareholder is prevented from
                    are also officers and shared    engaging in a business combination
                    owned by some employee plans;   after the five-year period unless:
                    or
                                                    (i) a majority of the shares not
               (iii) the combination transaction    owned by the interested shareholder
               is approved by the board and             approve the business
                   authorized by the affirmative        combination; or
                   vote of at least two-thirds of
                   the outstanding voting stock     (ii) the consideration to be
                   not owned by the interested      provided in connection with the
                   stockholder.                          business combination meets
                                                         certain fair price criteria.
               A Delaware corporation can elect in
               its charter or bylaws not to be
               governed by this provision of
               Delaware law. Interlogix made such
               an election on May 2, 2000.

                                 LEGAL MATTERS

    The legality of the GE common stock offered hereby will be passed upon for GE by Robert E. Healing, Corporate Counsel of GE. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE's common stock. Gibson, Dunn & Crutcher LLP, counsel to GE, and Dechert, counsel to Interlogix, will each deliver an opinion concerning the federal income tax consequences of the offer and the merger.

                                    EXPERTS

    KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000. GE's annual report on Form 10-K includes these financial statements and the auditors' report. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

    Arthur Andersen LLP, independent certified public accountants, audited Interlogix's consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000. Interlogix's annual report on Form 10-K includes these financial statements and the auditors' report. This prospectus incorporates the financial statements and report by reference, relying on Arthur Andersen LLP's authority as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements concerning the financial condition, results of operations and business of GE following the consummation of its proposed acquisition of Interlogix, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of GE's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined Interlogix following the proposed acquisition, projected earnings per share of the combined Interlogix following the proposed acquisition and the restructuring charges estimated to be incurred in connection with the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.

    These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

    - cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame;

    - operating results following the proposed acquisition may be lower than expected;

    - competitive pressure among companies in our industry may increase significantly;

    - costs or difficulties related to the integration of the businesses of GE and Interlogix may be greater than expected;

    - adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined Interlogix;

    - general economic conditions, whether nationally or in the market areas in which GE and Interlogix conduct business, may be less favorable than expected;

    - legislation or regulatory changes may adversely affect the businesses in which GE and Interlogix are engaged; or

    - adverse changes may occur in the securities markets.

    See "Where You Can Find More Information."

                                 MISCELLANEOUS

    The offer is being made solely by this Prospectus and the related Letter of Transmittal and is being made to holders of Interlogix shares. Margaret Acquisition, Inc. is not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Margaret Acquisition, Inc. becomes aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, Margaret Acquisition, Inc. will make a good faith effort to comply with any such state statute. If, after such good faith effort, Margaret
Acquisition, Inc. cannot comply with any such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Margaret Acquisition, Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MARGARET ACQUISITION, INC. OR INTERLOGIX NOT CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

December 28, 2001

                                                                      SCHEDULE I

     DIRECTORS AND EXECUTIVE OFFICERS OF GE AND MARGARET ACQUISITION, INC.

    Set forth in the table below are the names and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of, each of the directors and executive officers of GE. Except as indicated, each person identified below is a United States citizen. Mr. Fresco is a citizen of Italy, Mr. Gonzalez is a citizen of Mexico and Ms. Jung is a citizen of Canada.

                                  GE DIRECTORS

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
James I. Cash, Jr. .......................     53      Director since 1997. James E. Robison Professor of
Harvard Business School                                Business Administration--Graduate School of
Morgan Hall                                            Business Administration, Harvard University,
Soldiers Field Road                                    Cambridge, Mass. A graduate of Texas Christian
Boston, Massachusetts 02163                            University with MS and PhD degrees from Purdue
                                                       University, Dr. Cash joined the faculty of Harvard
                                                       Business School in 1976, where he served as
                                                       chairman of the MBA program from 1992 to 1995.
                                                       Dr. Cash is also a director of Cambridge
                                                       Technology Partners, The Chubb Corporation,
                                                       Knight-Ridder, Inc., State Street Bank and Trust,
                                                       and WinStar Corporation. He also serves as a
                                                       trustee of the Massachusetts General Hospital and
                                                       Partners Healthcare and as an overseer for the
                                                       Boston Museum of Science.

Silas S. Cathcart ........................     74      Director 1972-1987 and since 1990. Retired
222 Wisconsin Avenue                                   Chairman of the Board and Chief Executive Officer,
Suite 103                                              Illinois Tool Works, Inc., diversified products,
Lake Forest, Illinois 60045                            Chicago, Illinois. Following his graduation from
                                                       Princeton in 1948, Mr. Cathcart joined Illinois
                                                       Tool Works, Inc., a manufacturer of tools,
                                                       fasteners, packaging and other products. He was
                                                       named a vice president in 1954, executive vice
                                                       president in 1962, and president and director in
                                                       1964, and he served as chairman from 1972 to 1986.
                                                       From 1987 to 1989, he served as chairman of the
                                                       board of Kidder, Peabody Group Inc. Mr. Cathcart
                                                       is also a director of Cardinal Health, Inc. and
                                                       serves as a trustee of the Buffalo Bill Historical
                                                       Society.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
Dennis D. Dammerman ......................     55      Vice Chairman of the Board and Executive Officer,
General Electric Company                               General Electric Company; Chairman, General
3155 Easton Turnpike                                   Electric Capital Services, Inc. Mr. Dammerman
Fairfield, Connecticut 06431                           joined GE after graduating from the University of
                                                       Dubuque in 1967. He had financial assignments in
                                                       several GE businesses before being named vice
                                                       president and comptroller of General Electric
                                                       Credit Corporation (now GE Capital Corporation) in
                                                       1979. In 1981, he became vice president and
                                                       general manager of GE Capital's Commercial
                                                       Services Department and, later that year, of GE
                                                       Capital's Real Estate Financial Services Division.
                                                       He was elected Senior Vice President for Finance
                                                       of GE in 1984, a director of GE in 1994 and, in
                                                       1998, was named Vice Chairman of the Board and
                                                       Executive Officer of GE and Chairman and CEO of GE
                                                       Capital Services, Inc.

Paolo Fresco .............................     67      Director since 1990. Chairman of the Board, Fiat
Fiat SpA                                               SpA, automotive and industrial products, Turin,
via Nizza 250                                          Italy. Mr. Fresco received a law degree from the
10126 Torino, Italy                                    University of Genoa. After practicing law in Rome,
                                                       he joined GE's Italian subsidiary, Compagnia
                                                       Generale di Elettricita (COGENEL), in 1962 as
                                                       corporate counsel, becoming president and general
                                                       manager of that company in 1972. In 1976, he
                                                       joined GE's International Group and was elected a
                                                       vice president in 1977. Mr. Fresco became vice
                                                       president and general manager--Europe and Africa
                                                       Operations in 1979. In 1985, he was named vice
                                                       president and general manager--International
                                                       Operations. In 1987, he was elected senior vice
                                                       president--GE International. He became a member of
                                                       the GE Board in 1990 and was elected vice chairman
                                                       of the board and executive officer of GE in 1992.
                                                       Mr. Fresco retired from GE and became chairman of
                                                       the board of Fiat SpA of Italy in 1998.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
Ann M. Fudge .............................     49      Director since 1999. Former President, Kraft's
Kraft Food, Inc.                                       Maxwell House and Post Division, and Executive
555 South Broadway                                     Vice President, Kraft Foods, Inc., packaged foods,
Tarrytown, New York 10591                              White Plains, New York After graduating from
                                                       Simmons College in 1973, Ms. Fudge worked in human
                                                       resources for GE until entering Harvard
                                                       University, where she obtained an MBA in 1977. She
                                                       then held marketing positions at General Mills
                                                       until joining General Foods in 1986, where she was
                                                       appointed executive vice president in 1991. In
                                                       1994, she was named president of Kraft General
                                                       Foods' Maxwell House Coffee Company, and in 1995,
                                                       executive vice president of Kraft Foods, Inc. She
                                                       was president of Kraft's Maxwell House and Post
                                                       coffee and cereal division from 1997 to 2001.
                                                       Ms. Fudge is a director of Honeywell
                                                       International Inc., Liz Claiborne, Inc. and the
                                                       Federal Reserve Bank of New York.

Claudio X. Gonzalez ......................     66      Director since 1993. Chairman of the Board and
Kimberly-Clark de Mexico, S.A. de C.V.                 Chief Executive Officer, Kimberly-Clark de Mexico,
Jose Luis Lagrange 103, Terecero Piso                  S.A. de C.V., Mexico City, and Director,
Colonia Los Morales                                    Kimberly-Clark Corporation, consumer and paper
Mexico, D.F. 11510, Mexico                             products. Mr. Gonzalez is a graduate of Stanford
                                                       University. He was employed by Kimberly-Clark in
                                                       1956 and by Kimberly-Clark de Mexico, S.A. in
                                                       1957. He was elected vice president of operations
                                                       of Kimberly-Clark de Mexico, S.A. in 1962 and
                                                       executive vice president and managing director in
                                                       1966. He assumed his present position in 1973.
                                                       Mr. Gonzalez is also a director of Home Depot,
                                                       Inc., Kellogg Company, The Mexico Fund, Inc.,
                                                       Planet Hollywood International, Inc., Banco
                                                       Nacional de Mexico, Grupo Carso, Grupo Industrial
                                                       ALFA, Grupo Modelo, Grupo Televisa and Telefonos
                                                       de Mexico.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
Jeffrey R. Immelt ........................     44      Director since 2000. Chairman of the Board and
General Electric Company                               Chief Executive Officer General Electric Company.
3135 Easton Turnpike                                   Mr. Immelt joined GE in corporate marketing in
Fairfield, Connecticut 06431                           1982 after receiving a degree in applied
                                                       mathematics from Dartmouth College and an MBA from
                                                       Harvard University. He then held a series of
                                                       leadership positions with GE Plastics in sales,
                                                       marketing and global product development. He
                                                       became a vice president of GE in 1989, responsible
                                                       for consumer service for GE Appliances. He then
                                                       became vice president of worldwide marketing and
                                                       product management for GE Appliances in 1991, vice
                                                       president and general manager of GE Plastics
                                                       Americas commercial division in 1992, and vice
                                                       president and general manager of GE Plastics
                                                       Americas in 1993. He became senior vice president
                                                       of GE and president and chief executive officer of
                                                       GE Medical Systems in 1996. Mr. Immelt became
                                                       GE's president and chairman-elect in 2000.

Andrea Jung ..............................     41      Director since 1998. President and Chief Executive
Avon Products, Inc.                                    Officer, and Director, Avon Products, Inc.,
1345 Avenue of the Americas                            cosmetics, New York, New York. Ms. Jung, a
New York, New York 10105                               graduate of Princeton University, joined Avon
                                                       Products, Inc., a multinational cosmetics company,
                                                       in 1994 as president, product marketing for Avon
                                                       U.S. She was elected president, global marketing,
                                                       in 1996, an executive vice president in 1997,
                                                       president and a director of the company in 1998
                                                       and chief executive officer in 1999. Previously,
                                                       she was executive vice president, Neiman Marcus
                                                       and a senior vice president for I. Magnin.
                                                       Ms. Jung is also a member of the Princeton
                                                       University Board of Trustees and is a director of
                                                       Catalyst and the Cosmetic, Toiletry and Fragrance
                                                       Association.

Kenneth G. Langone .......................     65      Director since 1999. Chairman, President and Chief
Invemed Associates, Inc.                               Executive Officer, Invemed Associates, Inc.,
375 Park Avenue                                        investment banking and brokerage, New York, New
New York, New York 10152                               York. Mr. Langone received a BA from Bucknell
                                                       University and an MBA from New York University's
                                                       Stern School of Business. He is the founder of
                                                       Invemed Associates, Inc., and a co-founder,
                                                       director and member of the executive committee of
                                                       Home Depot, Inc. He is also a director of DBT
                                                       Online, Inc., InterWorld Corporation, TRICON
                                                       Global Restaurants, Inc. and Unifi, Inc., as well
                                                       as the New York Stock Exchange. In addition to
                                                       serving as a director of numerous charitable
                                                       organizations, Mr. Langone is chairman of the NYU
                                                       School of Medicine and serves on the Board of
                                                       Trustees of New York University and the Board of
                                                       Overseers of its Stern School of Business.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
Rochelle B. Lazarus ......................     53      Director since 2000. Chairman and Chief Executive
Oglivy & Mather Worldwide                              Officer, Ogilvy & Mather Worldwide, advertising,
309 West 49th Street                                   New York, New York. A graduate of Smith College,
New York, New York 10019                               Ms. Lazarus holds an MBA from Columbia University.
                                                       She joined Ogilvy & Mather Worldwide, a
                                                       multinational advertising agency, in 1971,
                                                       becoming president of its U.S. direct marketing
                                                       business in 1989. She then became president of
                                                       Ogilvy & Mather New York, and president of Ogilvy
                                                       & Mather North America before becoming president
                                                       and chief executive of the worldwide agency in
                                                       1995, chief executive officer in 1996, and
                                                       chairman in 1997. Ms. Lazarus also serves as
                                                       director of Ann Taylor Stores, New York
                                                       Presbyterian Hospital, the World Wildlife Fund and
                                                       TIAA-CREF. She is chairman of the Board of
                                                       Trustees of Smith College, and immediate-past
                                                       president of the American Association of
                                                       Advertising Agencies.

Scott G. McNealy .........................     46      Director since 1999. Chairman, President and Chief
Sun Microsystems, Inc.                                 Executive Officer, Sun Microsystems, Inc.,
901 San Antonio Road                                   supplier of network computing solutions, Palo
Palo Alto, California 94303-4900                       Alto, California. After graduating with an
                                                       economics degree from Harvard University in 1976,
                                                       Mr. McNealy worked in manufacturing for Rockwell
                                                       International before entering Stanford University,
                                                       where he obtained an MBA degree in 1980. Following
                                                       Stanford, Mr. McNealy worked at FMC Corporation
                                                       and Onyx Systems before co-founding Sun
                                                       Microsystems, Inc., where he became a director and
                                                       vice president of operations in 1982. Mr. McNealy
                                                       has been chairman of the Board of Directors and
                                                       chief executive officer of Sun Microsystems since
                                                       1984.

Gertrude G. Michelson ....................     75      Director since 1976. Former member of the Board of
Federated Department Stores                            Directors, Federated Department Stores, Senior
151 West 34th Street                                   Vice President--External Affairs and former
New York, New York 10001                               Director, R. H. Macy & Co., Inc., retailers, New
                                                       York, New York. Mrs. Michelson received a BA
                                                       degree from Pennsylvania State University in 1945
                                                       and an LLB degree from Columbia University in
                                                       1947, at which time she joined Macy's--New York.
                                                       Mrs. Michelson was elected a vice president in
                                                       1963 and senior vice president in 1979, and she
                                                       was named senior vice president--external affairs
                                                       in 1980. She served as senior advisor to
                                                       R. H. Macy & Co., Inc. from 1992 to 1994. She is
                                                       chairman emeritus of the Board of Trustees of
                                                       Columbia University and president of the Board of
                                                       Overseers, TIAA-CREF.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
Sam Nunn .................................     62      Director since 1997. Partner, King & Spalding, law
King & Spalding                                        firm, Atlanta, Georgia. After attending Georgia
191 Peachtree Street, N.E.                             Institute of Technology and serving in the U.S.
Atlanta, Georgia 30303                                 Coast Guard, Mr. Nunn received an AB degree from
                                                       Emory University in 1960 and an LLB degree from
                                                       Emory Law School in 1962. He then practiced law
                                                       and served in the Georgia House of Representatives
                                                       before being elected to the United States Senate
                                                       in 1972, where he served as the chairman and
                                                       ranking member on both the Senate Armed Services
                                                       Committee and the Senate Permanent Committee on
                                                       Investigations before retiring in 1997. Mr. Nunn
                                                       is also a director of The Coca-Cola Company, Dell
                                                       Computer Corporation, Internet Security Systems
                                                       Group, Inc., National Service Industries, Inc.,
                                                       Scientific-Atlanta, Inc., Texaco Inc. and Total
                                                       System Services, Inc. He also is involved in
                                                       public policy work as chairman of the board of the
                                                       Center for Strategic and International Studies
                                                       (CSIS) and the Sam Nunn School of International
                                                       Affairs at the Georgia Institute of Technology.

Roger S. Penske ..........................     64      Director since 1994. Chairman of the Board and
Penske Corporation                                     President, Penske Corporation, Detroit Diesel
13400 Outer Drive                                      Corporation, Penske Truck Leasing Corporation, and
West Detroit, Michigan 48239                           United Auto Group, Inc., transportation and
                                                       automotive services, Detroit, Michigan. A 1959
                                                       graduate of Lehigh (Pennsylvania) University,
                                                       Mr. Penske founded Penske Corporation in 1969. He
                                                       became chairman of the board of Penske Truck
                                                       Leasing Corporation in 1982, chairman and chief
                                                       executive officer of Detroit Diesel Corporation in
                                                       1988 and chairman of the board of United Auto
                                                       Group, Inc. in 1999. Mr. Penske is also vice
                                                       chairman and a director of International Speedway
                                                       Corporation and a director of Delphi Automotive
                                                       Systems Corporation. He serves as a trustee of the
                                                       Henry Ford Museum and Greenfield Village, is a
                                                       director of Detroit Renaissance and is a member of
                                                       the Business Council.

Frank H.T. Rhodes ........................     74      Director since 1984. President Emeritus, Cornell
Cornell University                                     University, Ithaca, New York. An English-born
3104 Snee Building                                     naturalized U.S. citizen, Dr. Rhodes holds
Ithaca, New York 14853                                 bachelor of science, doctor of philosophy and
                                                       doctor of science degrees from the University of
                                                       Birmingham (United Kingdom). He served as
                                                       president of Cornell University from 1977 to 1995.
                                                       Dr. Rhodes was appointed by President Reagan as a
                                                       member of the National Science Board, of which he
                                                       is a former chairman, and by President Bush as a
                                                       member of the President's Education Policy
                                                       Advisory Committee.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE               HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   --------------------------------------------------
Gary L. Rogers ...........................     56      Vice Chairman of the Board and Executive Officer
General Electric Company                               since May 2001. Prior to that, GE Senior Vice
3135 Easton Turnpike                                   President and President and CEO--GE Plastics since
Fairfield, Connecticut 06431                           1989.

Andrew C. Sigler .........................     69      Director since 1984. Retired Chairman of the Board
Champion International Corporation                     and CEO and former Director, Champion
1 Champion Plaza                                       International Corporation, paper and forest
Stamford, Connecticut 06921                            products, Stamford, Connecticut. A graduate of
                                                       Dartmouth College with an MBA degree from its Amos
                                                       Tuck School of Business Administration, Mr. Sigler
                                                       joined Champion Papers Inc., a predecessor of
                                                       Champion International, in 1956. He served as
                                                       chairman of the board of directors and chief
                                                       executive officer of Champion International from
                                                       1979 until his retirement in 1996. Mr. Sigler is
                                                       also a director of Honeywell International Inc.
                                                       and J.P. Morgan Chase Co.

Douglas A. Warner III ....................     54      Director since 1992. Chairman of the Board,
J.P. Morgan & Co., Inc.                                President and Chief Executive Officer, J.P. Morgan
& Morgan Guaranty Trust Co.                            & Co. Incorporated and Morgan Guaranty Trust
60 Wall Street                                         Company, New York, New York. Following graduation
New York, New York 10260                               from Yale University in 1968, Mr. Warner joined
                                                       Morgan Guaranty Trust Company, a wholly-owned
                                                       subsidiary of J.P. Morgan & Co. Incorporated. He
                                                       was named an executive vice president of the bank
                                                       in 1987, executive vice president of the parent in
                                                       1989 and managing director of the bank and its
                                                       parent in 1989. He was elected president and a
                                                       director of the bank and its parent in 1990 and
                                                       became chairman and chief executive officer in
                                                       1995. Mr. Warner is also a director of
                                                       Anheuser-Busch Companies, Inc., chairman of the
                                                       Board of Managers and the Board of Overseers of
                                                       Memorial Sloan-Kettering Cancer Center, a member
                                                       of the Business Council and a trustee of the
                                                       Pierpont Morgan Library.

                             GE EXECUTIVE OFFICERS

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE                HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   ---------------------------------------------------
Jeffrey R. Immelt ........................     45      GE Chairman of the Board and Chief Executive
General Electric Company                               Officer since 2001.
3135 Easton Turnpike
Fairfield, Connecticut 06431

Philip D. Ameen ..........................     52      GE Vice President and Comptroller since 1994.
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431

James R. Bunt ............................     59      GE Vice President and Treasurer since 1993.
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431

David L. Calhoun .........................     43      GE Senior Vice President--GE Aircraft Engines.
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431

William J. Conaty ........................     55      GE Senior Vice President--Human Resources since
General Electric Company                               1993.
3135 Easton Turnpike
Fairfield, Connecticut 06431

Dennis D. Dammerman ......................     55      Vice Chairman of the Board and Executive Officer.
General Electric Company                               He was elected Senior Vice President for Finance of
3155 Easton Turnpike                                   GE in 1984, a director of GE in 1994 and, in 1998,
Fairfield, Connecticut 06431                           was named Vice Chairman of the Board and Executive
                                                       Officer of GE and Chairman and CEO of GE Capital
                                                       Services, Inc.

Scott C. Donnelly ........................     39      Senior Vice President, Research and Development
General Electric Company                               since 2000. Prior to that Mr. Donnelly served in
One Research Circle                                    executive positions in General Electric Company.
Niskayuna, New York 12309

Matthew J. Espe ..........................     42      GE Senior Vice President and President and CEO--GE
General Electric Company                               Lighting since May 16, 2000. Prior to that,
Nela Park                                              Mr. Espe served in executive positions in
Cleveland, Ohio 44112                                  GE Plastics.

Yoshiaki Fujimori ........................     50      GE Senior Vice President and President and CEO--
General Electric Company                               GE Plastics since May 2001. Prior to that
One Plastics Avenue                                    Mr. Fujimori served in executive positions in
Pittsfield, Massachusetts 01201                        General Electric Company.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE                HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   ---------------------------------------------------
Benjamin W. Heineman, Jr. ................     57      Senior Vice President, General Counsel and
General Electric Company                               Secretary since 1987.
3155 Easton Turnpike
Fairfield, Connecticut 06431

Joseph M. Hogan ..........................     43      Senior Vice President, and President and CEO--GE
General Electric Company                               Medical Systems since November 2000. Prior to that
Post Office Box 414                                    Mr. Hogan served in executive positions in General
Milwaukee, Wisconsin 53201                             Electric Company.

John Krenicki, Jr. .......................     38      GE Vice President and President and CEO--
General Electric Company                               GE Transportation Systems since July 14, 2000.
2901 East Lake Road                                    Prior to that, Mr. Krenicki served in executive
Erie, Pennsylvania 16531                               positions in GE's Plastics and Lighting businesses.

Robert W. Nelson .........................     60      GE Vice President--Financial Planning and Analysis
General Electric Company                               since 1991.
3135 Easton Turnpike
Fairfield, Connecticut 06431

Gary M. Reiner ...........................     46      GE Senior Vice President and Chief Information
General Electric Company                               Officer since 1996. Prior to that, he served as
3135 Easton Turnpike                                   GE Vice President--Corporate Business Development.
Fairfield, Connecticut 06431

John G. Rice .............................     44      GE Senior Vice President and Chief Operating
General Electric Company                               Officer-- GE Power Systems since July 3, 2000.
1 River Road                                           Prior to that, he served in executive positions in
Schenectady, New York 12345                            GE's Transportation Systems and Plastics
                                                       businesses.

Gary L. Rogers ...........................     56      Vice Chairman of the Board and Executive Officer
General Electric Company                               since May 2001. Prior to that, GE Senior Vice
3135 Easton Turnpike                                   President and President and CEO--GE Plastics
Fairfield, Connecticut 06431                           since 1989.

Keith S. Sherin ..........................     42      GE Senior Vice President and Chief Financial
General Electric Company                               Officer since 1998. Prior to that, Mr. Sherin
3135 Easton Turnpike                                   served in financial executive positions in
Fairfield, Connecticut 06431                           GE Medical Systems.

Lloyd G. Trotter .........................     55      GE Senior Vice President and President and CEO--
General Electric Company                               GE Industrial Systems since 1992.
41 Woodford Avenue
Plainville, Connecticut 06062

Robert C. Wright .........................     57      Vice Chairman of the Board and Executive Officer
30 Rockerfeller Plaza                                  since 2001. Prior to that, Chairman and Chief
New York, New York 10112                               Executive Officer, National Broadcasting Company,
                                                       Inc.

               MARGARET ACQUISITION, INC. DIRECTORS AND OFFICERS

    Set forth in the table below is the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of the sole director and executive officer of Margaret Acquisition, Inc. Mr. Trotter is a United States citizen.

            NAMES AND CURRENT                               PRESENT PRINCIPAL OCCUPATION OR MATERIAL
             BUSINESS ADDRESS                 AGE                HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------   ---------------------------------------------------
Lloyd G. Trotter .........................     55      President and Director since 2001. Mr. Trotter has
General Electric Company                               been Senior Vice President and President and
41 Woodford Avenue                                     CEO--GE Industrial Systems since 1992.
Plainville, Connecticut 06062

                                                                     SCHEDULE II

                                  SECTION 262
                                     OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                              ("APPRAISAL RIGHTS")

    SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation, before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. The appropriate letter of transmittal, certificates for Interlogix shares and any other required documents should be sent or delivered by each Interlogix stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                      THE EXCHANGE AGENT FOR THE OFFER IS:
                              THE BANK OF NEW YORK

       BY REGULAR MAIL:                    BY HAND:                  BY OVERNIGHT COURIER:

     The Bank of New York            The Bank of New York            The Bank of New York
 Tender & Exchange Department    Tender & Exchange Department    Tender & Exchange Department
        P.O. Box 11248                  One Wall Street               385 Rifle Camp Road
     Church Street Station                Third Floor                     Fifth Floor
   New York, New York 10286        New York, New York 10286     West Paterson, New Jersey 07424

                           By Facsimile Transmission
                       (for Eligible Institutions Only):
                                 (973) 247-4077
                       To Confirm Facsimile Transmission
                              Call: (973) 247-4075

                            ------------------------

    Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at the telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

             THE INFORMATION AGENT FOR THE OFFER AND THE MERGER IS:

                                     [LOGO]

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: ILXI.INFO@morrowco.com

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Section 6 of the Restated Certificate of Incorporation, as amended, of GE provides in part as follows:

    A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

    Article XI of the bylaws, as amended, of GE provides, in part, as follows:

    The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or
(ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

    GE has purchased liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of Exhibits included as part of this Registration Statement. General Electric agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

        2.1 Agreement and Plan of Merger dated as of December 17, 2001 among General Electric Company, Margaret Acquisition, Inc.
               and Interlogix, Inc., incorporated by reference to the filing dated December 19, 2001 pursuant to Rule 425 of the Securities Act.

        3.1 The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric Company's
               Current Report on Form 8-K dated May 1, 2000.

        4.1 The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric Company's
               Current Report on Form 8-K dated May 1, 2000.

        4.2 The instruments defining the rights of holders of long-term debt securities of General Electric Company and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. General Electric Company hereby agrees to furnish copies of these instruments to the SEC upon request.

       5.1+    Opinion of Robert E. Healing, Corporate Counsel for General
               Electric Company, as to the legality of the securities being registered.

       8.1+    Opinion of Gibson, Dunn & Crutcher LLP as to the United
               States federal income tax consequences of the Offer and the Merger.

       8.2+ Opinion of Dechert as to the United States federal income tax consequences of the Offer and the Merger.

       9.1+ Voting Agreement, dated as of December 17, 2001, by and between General Electric Company, Margaret
               Acquisition, Inc. and Berwind LLC.

      23.1+    Consent of KPMG LLP.

      23.2+    Consent of Arthur Andersen LLP.

       23.4 Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

       23.5    Consent of Gibson, Dunn & Crutcher LLP (included in
               Exhibit 8.1 to this Registration Statement).

       23.6    Consent of Dechert (included in Exhibit 8.2 to this
               Registration Statement).

      24.1+    Powers of Attorney.

      99.1+    Letter of Transmittal, dated December 28, 2001.

      99.2+    Notice of Guaranteed Delivery, December 28, 2001.

      99.3+    Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and other Nominees, dated December 28, 2001.

      99.4+    Letter to Clients, dated December 28, 2001.

      99.5+    Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9.

(b) Not applicable.

------------------------

+   Filed herewith.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's manual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemmification against such liabilities (other than the payment by GE of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incoporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on December 27, 2001.

                                                       GENERAL ELECTRIC COMPANY

                                                       By:             /s/ PHILIP D. AMEEN
                                                            -----------------------------------------
                                                                         Philip D. Ameen
                                                                  VICE PRESIDENT AND COMPTROLLER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                   DATE
                        ----                                      -----                   ----

                                                       Chairman of the Board,       December 27, 2001
     -------------------------------------------         Chief Executive Officer
                 Jeffrey R. Immelt*                      and Director (Principal
                                                         Executive Officer)

                                                       Senior Vice President        December 27, 2001
     -------------------------------------------         Finance, Chief Financial
                  Keith S. Sherin*                       Officer and Director
                                                         (Principal Financial
                                                         Officer)

                 /s/ PHILIP D. AMEEN                   Vice President and           December 27, 2001
     -------------------------------------------         Comptroller (Principal
                   Philip D. Ameen                       Accounting Officer)

                                                       Director                     December 27, 2001
     -------------------------------------------
                 James I. Cash, Jr.*

                                                       Director                     December 27, 2001
     -------------------------------------------
                 Silas S. Cathcart*

                                                       Director                     December 27, 2001
     -------------------------------------------
                Dennis D. Dammerman*

                                                       Director                     December 27, 2001
     -------------------------------------------
                    Paolo Fresco*

                                                       Director                     December 27, 2001
     -------------------------------------------
                     Ann Fudge*

                                                       Director                     December 27, 2001
     -------------------------------------------
                Claudio X. Gonzalez*

                        NAME                                      TITLE                   DATE
                        ----                                      -----                   ----
                                                       Director                     December 27, 2001
     -------------------------------------------
                    Andrea Jung*

                                                       Director                     December 27, 2001
     -------------------------------------------
                 Kenneth G. Langone*

                                                       Director                     December 27, 2001
     -------------------------------------------
                Rochelle B. Lazarus*

                                                       Director                     December 27, 2001
     -------------------------------------------
                    Scott McNealy

                                                       Director                     December 27, 2001
     -------------------------------------------
               Gertrude G. Michelson*

                                                       Director                     December 27, 2001
     -------------------------------------------
                      Sam Nunn*

                                                       Director                     December 27, 2001
     -------------------------------------------
                    Roger Penske

                                                       Director                     December 27, 2001
     -------------------------------------------
                 Frank H. T. Rhodes*

                                                       Director                     December 27, 2001
     -------------------------------------------
                    G. L. Rogers*

                                                       Director                     December 27, 2001
     -------------------------------------------
                  Andrew C. Sigler*

                                                       Director                     December 27, 2001
     -------------------------------------------
               Douglas A. Warner, III*

                                                       Director                     December 27, 2001
     -------------------------------------------
                  Robert C. Wright*

*By:                  /s/ ROBERT E. HEALING
             --------------------------------------
                        Robert E. Healing
                       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
-------
             2.1        Agreement and Plan of Merger dated as of December 17, 2001 among General Electric Company, Margaret Acquisition, Inc.
                        and Interlogix, Inc., incorporated by reference to the
                        filing dated December 19, 2001 pursuant to Rule 425 of the
                        Securities Act of 1933, as amended.

             3.1        The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by
                        reference to Exhibit (3) of General Electric Company's
                        Current Report on Form 8-K dated May 1, 2000.

             4.1        The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by
                        reference to Exhibit (3) of General Electric Company's
                        Current Report on Form 8-K dated May 1, 2000.

             4.2        The instruments defining the rights of holders of long-term debt securities of General Electric Company and its
                        subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A)
                        of Regulation S-K. General Electric Company hereby agrees to furnish copies of these instruments to the SEC upon request.

            5.1+        Opinion of Robert E. Healing, Corporate Counsel for General
                        Electric Company, as to the legality of the securities being registered.

            8.1+        Opinion of Gibson, Dunn & Crutcher LLP as to the United
                        States federal income tax consequences of the Offer and the
                        Merger.

            8.2+ Opinion of Dechert as to the United States federal income tax consequences of the Offer and the Merger.

            9.1+ Voting Agreement, dated as of December 17, 2001, by and between General Electric Company, Margaret
                        Acquisition, Inc. and Berwind LLC.

           23.1+        Consent of KPMG LLP.

           23.2+        Consent of Arthur Andersen LLP.

            23.4 Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

            23.5        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        8.1 to this Registration Statement).

            23.6        Consent of Dechert (included in Exhibit 8.2 to this
                        Registration Statement).

           24.1+        Powers of Attorney.

           99.1+        Letter of Transmittal, dated December 28, 2001.

           99.2+        Notice of Guaranteed Delivery, December 28, 2001.

           99.3+        Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees, dated December 28, 2001.

           99.4+        Letter to Clients, dated December 28, 2001.

           99.5+        Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.

------------------------

+   Filed herewith.